                                           FILED PURSUANT TO RULE NO. 424(b)(5)
                                                             FILE NO. 333-40159


Prospectus Supplement

(To Prospectus dated June 20, 2001)

                     GE Financial Assurance Holdings, Inc.

                              (Yen)60,000,000,000

                              1.6% Notes due 2011

                               ----------------

   We will pay interest on the Notes on June 20 and December 20 of each year. The first such payment will be made on December 20, 2001. We may not redeem the Notes prior to maturity unless certain events occur involving changes in United States taxation, as described in this Prospectus Supplement.

                               ----------------

   Investing in the Notes involves certain risks. See "Risks of Foreign Currency Notes" on page S-3 of this Prospectus Supplement and "Risk Factors" beginning on page 4 of the Prospectus.

                               ----------------

   We have applied to list the Notes on the Luxembourg Stock Exchange.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                             Underwriting     Proceeds to GE
                         Price to Public       Discount     Financial Assurance
                       ------------------- ---------------- -------------------
Per Note..............             99.793%            0.45%             99.343%
Total................. (Yen)59,875,800,000 (Yen)270,000,000 (Yen)59,605,800,000

   It is expected that delivery of the Notes will be made on or about June 26, 2001, through the facilities of The Depository Trust Company, Clearstream Banking S.A. and the Euroclear System, as the case may be.

                               ----------------

                          Joint Book-Running Managers

Morgan Stanley Dean Witter                        NikkoSalomonSmithBarney Europe
Nomura International plc
                       Tokyo-Mitsubishi International plc
                                                                     UBS Warburg

                                 June 20, 2001

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................  S-3
Risks Of Foreign Currency Notes............................................  S-3
The Company................................................................  S-5
Use Of Proceeds............................................................ S-30
Exchange Rate Information.................................................. S-30
Directors.................................................................. S-30
Capitalization............................................................. S-31
Selected Financial Information............................................. S-32
Description Of Notes....................................................... S-33
Certain United States Federal Income Tax Consequences...................... S-42
Underwriting............................................................... S-46
Offering Restrictions...................................................... S-47
Luxembourg Listing And Other General Information........................... S-48
Experts.................................................................... S-49
Legal Matters.............................................................. S-49

                                   Prospectus

Where You Can Find More Information.........................................   2
Documents Incorporated by Reference.........................................   2
Risk Factors................................................................   4
Special Note Regarding Forward-Looking Statements...........................   5
The Company.................................................................   5
Use of Proceeds.............................................................   6
Ratio of Earnings to Fixed Charges..........................................   6
Description of Debt Securities..............................................   7
Plan of Distribution........................................................  10
Legal Matters...............................................................  11
Experts.....................................................................  11

                               ----------------

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

   Each prospective purchaser is authorized to use this Prospectus Supplement and the accompanying Prospectus solely for the purpose of considering the purchase of the Notes. You should read this Prospectus Supplement and the accompanying Prospectus before making a decision whether to purchase the Notes.

   We are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or the attached Prospectus.

   The information contained in this Prospectus Supplement and the attached Prospectus is accurate only as of the date of this Prospectus Supplement and the attached Prospectus regardless of the time of delivery of this Prospectus Supplement and the attached Prospectus or any sale of the Notes.

   The Prospectus Supplement and the Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to GE Financial Assurance. We accept full responsibility for the accuracy of the information contained in this Prospectus Supplement and the Prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

   The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Prospectus Supplement and the Prospectus.

   In this Prospectus Supplement, references to "yen" or "(Yen)" are to Japanese yen. References to "U.S. dollars," "U.S. $" or "$" are to United States dollars. See "Exchange Rate Information" for information regarding the rates of conversion of yen into U.S. dollars for the period January 1, 2001 through June 15, 2001. On June 15, 2001, the New York mid-market closing rate for cable transfers in New York City payable in yen was $1.00 = (Yen)122.93.

                           FORWARD-LOOKING STATEMENTS

   This Prospectus Supplement includes statements that are, or may be deemed to be, "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1985. These statements are based on our current expectations and are subject to uncertainty and changes in circumstances. Our actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors.

                        RISKS OF FOREIGN CURRENCY NOTES

   This Prospectus Supplement does not describe all of the risks of an investment in the Notes. You should also read the risk factors set forth on page 4 of the Prospectus. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. You should also consider carefully, among other factors, the matters described below.

Exchange Rates and Exchange Controls

   An investment in a Note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the yen and the possibility of the imposition or modification of foreign exchange controls with respect to the yen. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the yen. In recent years, rates of exchange between the U.S. dollar and certain currencies, including the yen, have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any Note. Depreciation of the yen against the U.S. dollar would result in a decrease in the effective yield of a Note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

   Except as set forth below, if payment in respect of a Note is required to be made in yen and yen are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or are no longer used by the government of Japan or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note will be made in U.S. dollars until yen are again available to us or so used. In such event, the amounts payable on any date in yen will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency. Any payment in respect of such Note so made in U.S. dollars will not constitute an event of default under the Indenture.

   The exchange rate agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the Notes.

   The information set forth in this Prospectus Supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of the Notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

Foreign Currency Judgments

   The Notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts customarily enter judgments or decrees for money damages in the foreign currency in which Notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

                                  THE COMPANY

   We are a holding company that, through our subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products and income protection packages almost entirely in North America and Asia. We effectively began operations in April 1993 with the acquisition of GNA Corporation. We have continued to broaden our operations through a series of acquisitions and other transactions consummated since 1993. General Electric Capital Corporation, an indirect wholly owned subsidiary of General Electric Company, owns all of our outstanding common stock. Neither General Electric Capital Corporation nor General Electric Company will guarantee the Notes. We were incorporated in Delaware as GE Life Insurance Holdings, Inc. in October 1996. GE Life Insurance Holdings, Inc. changed its name to GE Financial Assurance Holdings, Inc. in September 1997. Our principal executive offices are located at 6604 West Broad Street, Richmond, Virginia 23230. Our telephone number is (804) 281-6000. When we refer to "GE Financial Assurance", "we", "our" or "us" in this Prospectus Supplement, we mean GE Financial Assurance Holdings, Inc. and its subsidiaries on a consolidated basis, unless the context requires otherwise.

General

   Our product offerings are divided along two major segments of consumer needs:

  .  wealth accumulation and transfer and

  .  lifestyle protection and enhancement.

   Our principal product lines under the wealth accumulation and transfer segment are:

  .  annuities (deferred and immediate; either fixed or variable),

  .  life insurance (universal, term, ordinary and group),

  . guaranteed investment contracts, or GICs, including funding agreements and

  .  mutual funds and retirement plans.

Customers use wealth accumulation and transfer products as vehicles for accumulating wealth, often on a tax-deferred basis, transferring wealth to beneficiaries or providing a means to replace the insured's income in the event of premature death. We currently distribute our wealth accumulation and transfer products through three primary distribution methods:

  .  intermediaries,

  .  dedicated sales forces and financial advisors and

  .  marketing through businesses.

   Our principal product lines under the lifestyle protection and enhancement segment are:

  .  long-term care insurance,

  .  supplemental accident and health insurance,

  .  personal lines of automobile insurance and

  .  income protection packages.

Customers use lifestyle protection and enhancement products to protect their income and assets from the adverse economic impacts of significant health care costs, unanticipated events that cause temporary or permanent loss of earnings capabilities and automobile accidents and related liabilities. We also provide consumers with club membership opportunities. These opportunities are primarily income protection packages allowing coverage of or discounts on personal expenses such as auto towing and vision care. We currently distribute our lifestyle protection and enhancement products through four primary distribution methods:

  .  intermediaries,

  .  dedicated sales forces and financial advisors,

  .  marketing through businesses and

  . direct and affinity based marketing through e-commerce, telemarketing, and direct mail.

Recent Transactions

   On June 1, 2001, we acquired, through a capital contribution made by our sole shareholder, General Electric Capital Corporation, all of the outstanding voting securities of certain mortgage insurance companies which were previously indirect wholly-owned subsidiaries of General Electric Capital Corporation. Our shareholder's interest increased by approximately $3 billion as a result of this acquisition.

   On July 1, 2000, we acquired 90% of the long-term care insurance portfolio of Citigroup's Travelers Life and Annuity unit and certain assets related thereto for $411 million. In addition, we and some Citigroup companies entered into agreements to underwrite and distribute long-term care insurance through a long-term strategic alliance. Under this agreement, we will market to the distribution channels of Citigroup, including Travelers.

   On April 1, 2000, we acquired Phoenix American Life Insurance Company, a subsidiary of Phoenix Home Mutual Life Insurance Company. Phoenix American Life Insurance Company, subsequently renamed GE Group Life Insurance Company, provides insurance to small companies.

   Effective March 1, 2000, our subsidiary, GE Edison Life Insurance Company, acquired, by means of a comprehensive transfer in accordance with the Insurance Business Law of Japan, the insurance policies and related assets of Toho Mutual Life Insurance Company, a Japanese life insurer. GE Edison assumed approximately $21.9 billion of policyholder liabilities and other obligations and $20.3 billion of cash and invested assets. The difference between these amounts was attributable to the present value of future profits on the transferred insurance policies. Toho continues to exist as a separate and independent entity. Toho will liquidate its remaining assets and liabilities following the comprehensive transfer. This liquidation will have no impact on our financial position or operations. GE Edison had previously acquired Toho's operating infrastructure in March 1998.

   On July 30, 1999, in connection with Montgomery Ward Holding Corp.'s plan of reorganization under Chapter 11 of the federal bankruptcy laws, GE Capital acquired Signature Financial/Marketing, Inc. for an aggregate purchase price of $885 million. The acquisition was completed through a series of mergers involving various Signature companies and subsidiaries of ours. Our subsidiaries were the surviving companies in these mergers. The effect of the mergers was to cause Signature to become a subsidiary of ours. This acquisition provides strategic value through the enhancement of our affinity group and direct marketing capabilities.

Strategy

   We believe that the following trends have, and will continue to increase, the demand for innovative products and services to solve individual financial challenges:

  . changes in demographics such as the increased number of baby boomers entering middle and late middle age;

  . longer life expectancies due to medical advances;

  . the reduction in government- and employer-sponsored benefit programs; and

  . the increased need for estate planning for the most affluent group of retirees in history.

   Our strategy is designed to take advantage of these trends by offering a broad array of products and services through our four major channels of distribution. See "Marketing and Distribution--North America" and "Marketing and Distribution--Japan."

   Our approach to this opportunity is to maintain a number of businesses with unique product and distribution capabilities designed to deliver innovative products and services associated with accumulating, transferring and protecting the consumer's wealth and lifestyle. Most of our products are targeted at middle to upper income consumers and individuals employed by small to mid-sized companies. To date, we have operated almost entirely in North America and Asia.

   Our strategy is to be a consumer financial solutions provider through:

  . intense customer focus;

  . generation of core business line growth; and

  . competitive cost leadership.

   These elements are further supported by a strong foundation of operating fundamentals. Our strategy consists of the following four elements:

  . Customer Focus. We focus on two sets of customers on two fronts: (i) end consumers and (ii) distribution partners/producers. Our core concept is to be customer needs driven and to simplify consumers' financial lives. In order to accomplish this, we offer not only products but also financial planning tools and education to enable personalized solutions that provide options and choices for consumers. By providing financial solutions for every stage of a consumer's life, we believe we will differentiate ourselves from our competitors and create an affinity with customers that will translate into lifetime relationships. In addition, we focus on continuously expanding the support services and technology offered to our distribution channels.

  . Growth. This element begins with our focus on driving core business growth, building our distribution capabilities, maintaining a broad range of fresh innovative products and services and expanding our international presence. Our business units focus on key customer groups and distribution channels which are well positioned to maximize marketplace penetration. We believe that our customers are becoming increasingly sophisticated in assessing their needs for savings, insurance and retirement. Our products and services are designed to meet needs based on input from customers and the distributors who service them. To enable us to obtain this input, we endeavor to create and maintain direct contact with our key customer groups, as well as the distributors who service them. We see branding as increasingly important in the competitive financial security industry. We therefore actively promote the GE brand, which is highly attractive to consumers and distributors. While doing this, we also ensure all appropriate legal and regulatory disclosures are made.

   Our distribution strategy is focused on penetrating our targeted markets through four types of distribution methods:

    . intermediaries,

    . dedicated sales forces and financial advisors,

    . marketing through businesses and

    . direct and affinity based marketing through e-commerce, telemarketing and direct mail.

   Through each distribution method, we believe core growth will be driven by the following factors:

    . strong product development,

    . disciplined marketing and sales,

    . expansion of specific distribution relationships and

    . selective cross-marketing of products.

   In addition we believe our commitment to e-commerce has allowed us to capitalize on two fundamental opportunities to further accelerate our growth: (1) making our existing businesses and ways of serving consumers more effective by being faster and more cost efficient and (2) creating entirely new product and service capabilities or processes to build new ways of reaching consumers and our distributors. We believe the Internet and Internet based processes represent not just a new distribution channel, but a new way of doing business. See "Marketing and Distribution--North America" and "Marketing and Distribution--Japan."

   We have also acquired a number of organizations. These organizations offer a broad array of products and services designed to address the wealth accumulation and transfer and lifestyle protection and enhancement needs of consumers. While our primary focus will be on increasing our sales of existing products by enhancing our marketing and sales, product development and service capabilities, we will continue to consider opportunities to enter new markets. We believe entry into these new markets will be accomplished through:

    . development of new products for sale through existing channels,

    . development of new products to serve new channels,

    . creation of new distribution segments within established channels and

    . alliances with, or acquisition of, entities with an established presence in existing markets or distribution channels.

   We recognize that demographic trends similar to those existing in the United States are also present in Japan, Western Europe and in other developed countries. In addition, other markets are currently developing financial services capabilities like those currently available in the United States. These markets are also undergoing various stages of deregulation, demutualization or restructuring. We continually monitor these developments and consider opportunities to participate in these markets. We believe that deregulation, consolidation, the growth of the new middle income classes and the shift towards consumers taking control of their own retirement and protection needs (instead of relying solely on government and corporate plans) will create additional opportunities for international expansion.

  . Leadership in Cost Competitiveness and Productivity. We recognize that consolidation in the financial services industry will create fewer, but larger competitors. Our ability to effectively compete will be dependent upon factors including our ability to maintain operating scale and reduce our expenses through the elimination of duplicate functions and the use of enhanced technology. Our continued commitment to integrate our recent acquisitions into platforms with common information systems is designed to create a competitive advantage in the marketplace. While we believe that the diversity of our distribution channels is also a competitive advantage, we recognize the need to coordinate our efforts to provide a unified face to our customers and distributors. We will continue to work to promptly integrate our recent acquisitions. Many of these acquisitions have enhanced existing distribution channels or added new ones. We are committed to service excellence through the implementation of quality initiatives and technology to provide timely and efficient response to all consumer inquiries, needs and requests. In addition, we are continuously analyzing means by which we can digitize and e-enable processes. Our e-business initiative is a broad-based program to enable us to conduct a growing portion of our business over the Internet. We believe the benefits from this initiative include improved customer service, expanded product and service offerings and increased operating efficiency for both us and our customers. We believe that our continued success will be predicated upon our ability to achieve game-changing efficiencies through the use of digitization and the Internet.

  . Strong Foundation of Operating Fundamentals. Our dedication to providing quality products to our customers rests on maintaining a strong risk management, compliance and controllership focus and simultaneously using technology for competitive advantage. We believe this focus provides a solid foundation for our successful execution of our business strategy. We believe risk management, compliance and controllership processes and practices have been a long-standing strength of GE and GE Capital. We have developed processes and practices appropriate for our operating businesses by leveraging the experience of the GE System. We believe that our commitment to technology is demonstrated by our upgrade of our life insurance administration and underwriting systems and our development of integrated computer systems. We believe these systems will enable us and our distributors to be increasingly more productive and thus provide competitive advantages in the marketplace.

Significant Acquisitions

   The following table sets forth the primary acquisitions and other transactions that we have completed over the last five years with a brief description of the new products and principal distribution channels each has brought to us.

                                 Transaction      Principal      Principal Distribution
Acquisition                          Date         Products              Channel
-----------                      ------------ ----------------  ------------------------
Union Fidelity Life Insurance    April 1996   Credit products   Affinity marketing and
 Company.......................               and supplemental  marketing through
                                              accident and      businesses and brokers
                                              health products
The Life Insurance Company of
 Virginia (subsequently renamed
 GE Life and Annuity Assurance   April 1996   Variable          Intermediaries,
 Company)......................               annuities,        dedicated sales force
                                              universal life    and financial advisors
                                              insurance
                                              guaranteed
                                              investment
                                              contracts and
                                              funding
                                              agreements
First Colony Life Insurance      December     Life insurance,   Intermediaries
 Company.......................  1996         retirement
                                              annuities and
                                              structured
                                              settlements
Colonial Penn Insurance          November     Personal lines    Direct Marketing
 Company.......................  1997         of automobile
                                              insurance
GE Edison (former operating
 infrastructure of Toho Mutual   March 1998   Life insurance,   Dedicated sales force
 Life Insurance Co.)...........               health and        and intermediaries
                                              annuity products
The Signature Group............  July 1999    Income            Affinity and direct
                                              protection        based marketing
                                              packages, life
                                              insurance,
                                              accident and
                                              health and
                                              credit products
Toho Mutual Life Insurance
 Company (insurance policies     March 2000   Life insurance,   Acquired block of
 and related assets)...........               health and        business
                                              annuity products
Phoenix American Life Insurance  April 2000   Life insurance,   Dedicated sales force
 Company.......................               disability and
                                              dental products
The Travelers Transaction......  July 2000    Long-term care    Dedicated sales force
                                              insurance
                                              products

Ratings

   The ability of our principal subsidiaries to pay insurance claims are rated by A.M. Best Company, Standard & Poor's and Moody's independent rating agencies, respectively, as follows. The ratings presented in the table do not relate to our ability to pay interest on, and the principal of, the Notes.

                                 A.M. Best
Company                            Rating        S&P Rating     Moody's Rating
-------                        -------------- ----------------- ---------------
First Colony Life Insurance    A++ (superior) AA (very strong)  Aa2 (excellent)
 Company.....................
Federal Home Life Insurance    A+ (superior)  Api (good)        Aa2 (excellent)
 Company.....................
General Electric Capital       A+ (superior)  AA (very strong)  Aa2 (excellent)
 Assurance Company...........
GE Life and Annuity Assurance  A+ (superior)  AA (very strong)  Aa2 (excellent)
 Company.....................
Union Fidelity Life Insurance  A+ (superior)  Api (good)        Not Rated
 Company.....................
Colonial Penn Insurance        A- (excellent) AA- (very strong) Not Rated
 Company.....................
GE Edison Life Insurance       Not Rated      AA (very strong)  Not Rated
 Company.....................

   A.M. Best's ratings for insurance companies currently range from A++ to F and some companies are not rated. A.M. Best's ratings are based upon an evaluation of a company's:

  . financial strength (leverage/capitalization, capital structure/holding company, quality and appropriateness of reinsurance program, adequacy of loss/policy reserves, quality and diversification of assets, and liquidity);

  . operating performance (profitability, revenue composition, and management experience and objectives); and

  . market profile (market risk, competitive market position, spread of risk, and event risk).

   "A++" and "A+" ratings are assigned to those companies that A.M. Best believes have, on balance, superior financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a very strong ability to meet their ongoing obligations to policyholders. "A" and "A-" ratings are assigned to those companies that A.M. Best believes have, on balance, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a strong ability to meet their ongoing obligations to policyholders. A.M. Best's ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

   Standard & Poor's ratings for insurance companies currently range from AAA to R. Standard & Poor's ratings are based upon information furnished by rated organizations or obtained from other sources that it deems reliable. Standard & Poor's Insurer Financial Strength Rating is a current opinion of the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance contracts and policies in accordance with their terms. "AAA" ratings are assigned to those companies that in Standard & Poor's opinion have extremely strong financial security characteristics. "AA+", "AA" and "AA-" ratings are assigned to those companies that in Standard & Poor's opinion have very strong financial security characteristics and differ only slightly from "AAA". "A" ratings are assigned to those companies that in Standard & Poor's opinion have strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than those insurers with higher ratings. Ratings denoted with a "pi" subscript are Insurer Financial Strength Ratings based solely on an analysis of published financial information and additional information in the public domain.

   Moody's ratings for insurance companies currently range from Aaa to C. Moody's ratings are based upon the use of a multidisciplinary approach to risk analysis. Moody's relies on the judgment of a diverse group of credit risk professionals who analyze relevant risk factors in connection with a variety of scenarios specific to the rated company. Moody's insurance financial strength ratings are opinions on the ability of a company to punctually repay senior policyholder claims and obligations. "Aa" ratings are assigned to those companies that in Moody's opinion offer excellent financial security. These companies are deemed high-grade companies. Numeric modifiers are used to refer to the ranking within a group, with "1" being the highest, and "3" being the lowest.

Products

 Wealth Accumulation and Transfer Products

 North America Annual Life Insurance

   The following table presents the aggregate amount of our North American annualized premiums of life insurance for the periods presented.

                     Annualized Premiums of Life Insurance

                                                           Years ended December
                                                                   31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                               (Dollars in
                                                                Millions)
   Annualized Premiums of Life Insurance:
     Term................................................. $  745 $  577 $  503
     Permanent............................................    698    580    528
                                                           ------ ------ ------
     Total................................................ $1,443 $1,157 $1,031
                                                           ====== ====== ======

   The following table presents first year sales of our life insurance products, by type, for the periods presented.

         Life Insurance Policies by Type--First Year Premiums Received

                                                                  Years ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   Millions)
   First Year Life Insurance Premiums Received:
     Term....................................................... $211 $157 $ 85
     Permanent..................................................  123   80  117
                                                                 ---- ---- ----
     Total...................................................... $334 $237 $202
                                                                 ==== ==== ====

   Term Life Insurance. Term life insurance provides life insurance protection for a limited time. A death benefit is paid only if the insured dies during the specified term. Our term life insurance products offer competitively priced graded premium life insurance products that offer low cost insurance protection. These products generally have level premiums for initial terms of 1, 5, 10, 15, 20 or 30 years and give the policyholder the contractual right to continue coverage for life.

   Permanent Life Insurance. Permanent life insurance provides life insurance protection for the entire life of the insured. Unlike term life insurance, premium life insurance has an investment component. Our permanent life insurance products include a variety of guaranteed premium interest-sensitive whole life insurance, universal life insurance and employee plans/salary savings products.

 Single Premium Immediate Annuities

   The following table presents the aggregate amount of single premium immediate annuities, or SPIAs, in force measured by reserves as of the dates indicated.

            Single Premium Immediate Annuities--Deposit Liabilities

                                                          As of December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
                                                         (Dollars in Millions)
   Single Premium Immediate Annuities:
     Structured Settlement............................. $10,812 $10,092 $ 9,102
     Retirement........................................   3,571   3,216   2,746
                                                        ------- ------- -------
     Total............................................. $14,383 $13,308 $11,848
                                                        ======= ======= =======

   SPIAs provide long-term guaranteed benefit payments using a fixed interest rate assumption. SPIAs guarantee a series of payments beginning immediately and continuing over a period of years and, in some cases, for the life of the annuitants. Our SPIAs fall into two categories: structured settlement and retirement.

   SPIAs differ from deferred annuities in that they generally provide for payments to begin immediately and to be contractually guaranteed. Another difference is that SPIAs also provide that the policyholder may not borrow from or surrender the annuity. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. This interest rate is guaranteed for the term of the annuity. Immediate annuities are not subject to surrender or borrowing by the policyholder. Immediate annuities therefore provide the opportunity for an insurance company to match closely the underlying investment of premium received to the cash benefits to be paid under a policy. This provides an anticipated margin for expenses and profit, subject to mortality risk. We are one of the few companies that offer medically underwritten annuities. This allows retirees with medical conditions that could shorten their life expectancies to purchase annuities at lower prices or higher payouts, which reflect their individual life expectancies.

   The following table presents total sales of our single premium immediate annuity products for the periods presented. Premiums related to single premium immediate annuity contracts without life contingencies are reported as deposit liabilities under accounting principles generally accepted in the United States of America.

             Single Premium Immediate Annuities--Deposits Received

                                                            As of December 31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                               (Dollars in
                                                                Millions)
   Single Premium Immediate Annuities:
     Structured Settlement................................ $  569 $  752 $  827
     Retirement...........................................    549    565    360
                                                           ------ ------ ------
     Total................................................ $1,118 $1,317 $1,187
                                                           ====== ====== ======

   Structured Settlement. Structured settlements provide an alternative to a lump sum settlement in a personal injury case. Structured settlements are generally purchased by property and casualty insurance companies for the benefit of an injured claimant. Benefits are scheduled over a fixed period and/or for the life of the claimant thereafter. Structured settlements offer tax advantaged long-range financial security to the injured party and facilitate claim settlement for the casualty insurance carrier. First Colony was a pioneer in this business in the late 1970's and early 1980's and has consistently been a significant provider since the market's inception. General Electric Capital Assurance Company has been a significant provider since 1993.

   Structured settlement contracts are long-term in nature and guarantee a fixed benefit stream. These contracts generally cannot be surrendered or borrowed against. Many structured settlement contracts generally provide for guaranteed payments for a predetermined period that do not depend on the survival of the annuitant. Therefore, the mortality risk portion of our liability with respect to these policies is relatively small.

   Retirement. SPIAs used for retirement purposes are identical to those used to facilitate structured settlements in that payments begin immediately, cannot be surrendered or borrowed against and guarantee a fixed stream of benefits. Retirement annuities are typically sold to older annuitants. Retirement annuities are, therefore, shorter in average contract life than structured settlement annuities.

 Single and Flexible Premium Deferred Annuities, GICs and Funding Agreements

   The following table presents our single and flexible premium deferred annuities and GICs and funding agreements in force for the periods presented. Premiums related to these products are reported as deposit liabilities in accordance with U.S. GAAP.

        Single and Flexible Premium Deferred Annuities, GICs and Funding
                        Agreements--Deposit Liabilities

                                                          As of December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
                                                         (Dollars in Millions)
Single and Flexible Premium Deferred Annuities:
  Fixed................................................ $10,720 $11,894 $11,976
  Variable.............................................  10,759   9,223   5,885
GICs and Funding Agreements............................   5,836   4,194   2,425
Other..................................................     110     111     250
                                                        ------- ------- -------
  Total................................................ $27,425 $25,422 $20,536
                                                        ======= ======= =======

        Single and Flexible Premium Deferred Annuities, GICs and Funding
                         Agreements--Deposits Received

                                                            As of December 31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                               (Dollars in
                                                                Millions)
Single and Flexible Premium Deferred Annuities:
  Fixed................................................... $1,794 $1,060 $  658
  Variable................................................  3,071  2,662    908
GICs and Funding Agreements...............................  2,395  2,054  1,087
                                                           ------ ------ ------
  Total................................................... $7,260 $5,776 $2,653
                                                           ====== ====== ======

 Single and Flexible Premium Deferred Annuities

   Fixed Annuities. A fixed single premium deferred annuity, or SPDA, provides for a single premium payment at time of issue, an accumulation period and an annuity payout period at some future date. A flexible premium deferred annuity, or FPDA, provides the same features but allows the owner to make additional payments into the contract. During the accumulation period, the insurance company credits the account value of the annuity with interest earnings at a current interest rate (the crediting rate) that is guaranteed for a period of one to five years, at the annuitant's option. After this period, the crediting rate is subject to change based on prevailing market rates and product profitability. Each contract also has a minimum guaranteed rate. This accrual of interest during the accumulation period is on a tax-deferred basis to the policy owner. After the number of years specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity as a single payment, a specified income for life or a specified income for a fixed number of years. The annuitant is permitted at any time during the accumulation period to withdraw all or part of the single premium paid plus the amount credited to his account. A significant surrender charge applies to withdrawals in the early years of the contract. In 2000, issued policies impose surrender charges which vary from 6% to 7% of the account value starting in the year of policy issue and decrease to zero over a six to nine year period. An annuitant may withdraw annually up to 10% of the account value without penalty after the first twelve months that the contract is in force.

   At least once each month, we establish an interest crediting rate for our new fixed SPDA and FPDA policies. In determining our interest crediting rate on new policies, management considers our competitive position, prevailing market rates and the profitability of the annuity product. After policy issue, we maintain the initial crediting rate for a minimum period of one year. Thereafter, we may adjust the crediting rate not more frequently than once per year for a given SPDA policy. Interest rates credited on our in-force SPDA and FPDA policies ranged from 4% to 7.5% at December 31, 2000. All of our annuity products have minimum guaranteed crediting rates ranging from 3.0% to 7.5% for the life of the policy. We also offer an SPDA product that links the amount of interest credited to the S&P 500 Index. This indexed annuity allows customers to participate in the growth in the S&P 500 while providing protection of principal and a guaranteed return on the substantial portion of the initial premium. The guaranteed minimum crediting rate on the product is 3% per annum. The product has a ten-year surrender charge period with surrender charges of up to 8%. We earn an annual administrative fee on the product that is computed based on the policy's accumulated value.

   Variable Annuities. A variable annuity has an accumulation period and a payout period. The main difference from a fixed SPDA or FPDA is that the contractholder can place a portion of their premiums in a separate account maintained for variable annuities. These accounts are distinct from our general assets and liabilities. Contractholders have discretion to allocate their premiums among several available subaccounts such as mutual funds and other investment funds, including a fixed account, which are held by us. The cash surrender value of a variable annuity policy depends on the age of the policy and the performance of these underlying funds, which the contractholder may reallocate from time to time. There is no guaranteed minimum rate in the subaccount components of variable annuity policies. Similarly, during the variable annuity's payout period, the payments distributed to the annuitant may fluctuate with the performance of the underlying subaccounts selected by the owner. A fixed payout may also be available depending upon individual contract provisions. Variable annuities provide us with fee-based revenue in the form of mortality and expense fees charged to the contractholder's account.

 GICs and Funding Agreements

   GICs are deposit-type products that provide a guaranteed return on a fixed or indexed basis to the contract holder. GICs are purchased by Employee Retirement Income Security Act qualified defined contribution plans. These plans include 401(k) plans where plan participants elect a stable value option. Funding agreements operate substantially similarly to GICs. Funding agreements are purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA qualified. Money market funds, bank common trust funds and other corporate and trust accounts are examples of funding agreements.

   GICs typically credit interest at a fixed interest rate that is determined by market conditions. GICs also have a fixed maturity ranging from two to six years. Both rates and maturities are set at the time of sale. Substantially all GICs allow for the payment of benefits at contract value to ERISA plan participants in the event of death, disability, retirement or change in investment election. We underwrite these risks before issuing a GIC to a plan. In addition, we require plans buying our GICs to have certain restrictions on participant transfers to money market and similar funds in order to reduce disintermediation risk. Our GICs can also be terminated prior to their maturity by the contract holder. However, they can only be terminated after an adjustment to the contract value for changes in the level of interest rates and the application of a significant penalty (net payment amount may not exceed contract value).

   Funding agreements credit interest at a rate that is indexed to the London Interbank Offered Rate. These contracts are typically renewed annually. However, we can terminate the funding agreement after giving notice within the contract's specified notice period. Contract holders are also able to terminate after giving notice within the specified notice period. This notice period is generally 90 days or less. The aggregate amount of our outstanding funding agreements with put option features is approximately $2.3 billion. We have established a line of credit with our parent in an amount sufficient to provide liquidity in the event of an unusual level of early terminations. We have also issued $0.4 billion of longer term funding agreements. These contracts have maturities of up to 7 years and contain no early termination provision.

 Mutual Funds

   Through our subsidiary GE Investment Distributors, Inc. we offer certain mutual funds to retail customers through various distribution channels. These funds are managed by GE Asset Management Incorporated, or GEAM, a wholly owned subsidiary of GE and an affiliate of ours. In addition, we market GE Investments Funds, Inc., a family of mutual funds also managed by GEAM and offered exclusively as investment vehicles for certain variable annuity contracts and variable life insurance contracts issued by us.

 Wealth Accumulation and Transfer Products--Japan

   GE Edison in Japan offers various life insurance, health, and annuity products using a dedicated sales force and institutional sales. GE Edison's in force business expanded significantly due to the transfer of the Toho insurance policies to GE Edison in March 2000.

 Annual Life Insurance

   The following table presents the aggregate amount of GE Edison's annualized premiums of insurance for the periods presented.

                        Annualized Premiums of Insurance

                                                                  Years ended
                                                                  December 31,
                                                                ----------------
                                                                 2000  1999 1998
                                                                ------ ---- ----
                                                                  (Dollars in
                                                                   Millions)
   Annualized Premiums of Insurance:
     Term...................................................... $  163 $ 43 $16
     Whole Life, Endowment, and Medical........................  1,202  193  83
                                                                ------ ---- ---
     Total..................................................... $1,365 $236 $99
                                                                ====== ==== ===

   The following table presents first year sales of GE Edison's insurance products, by type, for the periods presented.

            Insurance Policies by Type--First Year Premiums Received

                                                                  Years ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   Millions)
   First Year Insurance Premiums Received:
     Term....................................................... $ 36 $ 28 $ 21
     Whole Life, Endowment, and Medical.........................  184  115  210
                                                                 ---- ---- ----
     Total...................................................... $220 $143 $231
                                                                 ==== ==== ====

   Term Life Insurance. These policies generally have initial terms of 10 and 15 years and are now only sold as non-participating.

   Whole Life Insurance. Whole life insurance provides life insurance protection for the entire life of the insured and has an investment component. Benefits are paid in the event of death or severe disability. Attached riders provide coverage for hospitalization and certain diseases. Since April 1999, underwriting has included non-smoking and preferred risk categories.

   Endowment Insurance. Endowment insurance provides life insurance protection for a limited time with a maturity benefit.

   Medical Insurance. Medical insurance provides supplemental medical protection for a fixed period or for a lifetime. In the case of hospitalization, a certain, fixed amount is paid daily based on the length of hospitalization up to a maximum of 60 or 124 days per stay and up to a maximum of 500 or 1,000 days per policy depending on the specific product terms.

 Fixed Single Premium Deferred Annuities

   Premium deposits are reported as deposit liabilities in accordance with U.S. GAAP. Deposit liabilities for SPDAs were $609, $534 and $10 million as of December 31, 2000, 1999, and 1998, respectively. Deposits received for fixed SPDAs were $435, $219 and $46 million for the years ended December 31, 2000, 1999, and 1998, respectively. A fixed SPDA provides for a single premium payment at time of issue, an accumulation period and an annuity payout period at some future date. Initially, the annuitant must select either a yen or dollar-denominated policy. During the accumulation period, GE Edison credits the account value of the annuity with interest earnings at a guaranteed interest rate. This accrual of interest during the accumulation period is on a tax-deferred basis to the annuitant. After the number of years specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity as a single payment or a specified income payment for a fixed number of years. The annuitant is permitted at any time during the accumulation period to withdraw all or part of the single premium paid plus the interest credited to his account. Withdrawals in the early years of the contract are subject to a significant surrender charge. Policies issued in 2000 impose surrender charges from 6.5% to 10.5% of the account value starting in the year of policy issue and decrease to zero over a 5 to 8 year period.

   On a monthly basis, GE Edison establishes a guaranteed interest rate for its new fixed SPDA policies. GE Edison's interest crediting rate on new policies is determined based on the previous month's U.S. Government Bond Rate and the Japanese Government Bond Rate. After policy issuance, GE Edison maintains the initial crediting rate for the accumulation period. Interest rates credited on GE Edison's in-force fixed SPDA policies ranged from 1.0% to 4.93% at December 31, 2000. The 4.93% rate relates to an innovative U.S. Dollar-based annuity product.

 Lifestyle Protection and Enhancement Products--North America and Japan

   Our lifestyle protection and enhancement product lines in North America and Japan include:

  . long-term care insurance,

  . supplemental accident and health,

  . Medicare supplement,

  . automobile insurance and

  . income protection packages.

   Our lifestyle protection and enhancement product lines in Japan are not significant.

   The following table presents total sales of our lifestyle protection and enhancement products for the periods presented.

       Lifestyle Protection and Enhancement Products--Annualized Premiums

                                                                  Years ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   Millions)
Long-Term Care.................................................. $203 $158 $112
Supplemental Accident and Health................................  223  120   66
Automobile Insurance............................................   84  130  106
Income Protection Packages......................................  153   95  --
Other (Medicare Supplement and Credit Insurance)................   75   66   90
                                                                 ---- ---- ----
  Total......................................................... $738 $569 $374
                                                                 ==== ==== ====

 Long-Term Care Insurance

   We are among the leading companies in the sale of individual long-term care insurance policies as measured by first-year annualized premium and policies in force. These policies provide coverage within prescribed limits for nursing facilities, community and in-home care. We expect that long-term care insurance policies will continue to grow due to the increased awareness of these products among senior citizens and the rapid growth of the senior population. The impact of sales to the emerging senior population may affect our historical experience with this product. We will continue to closely monitor trends and developments which may impact the operating results for this product.

   Coverages in force for nursing facilities include both expense incurred and daily fixed dollar benefit policies. Currently, we sell only expense incurred policies subject to a monthly maximum, with an elimination period and a maximum benefit amount. The elimination period is similar to a deductible by requiring the insured to pay for a certain number of days of nursing facility stay before the insurance coverage begins. Home health care benefits pay covered charges, after Medicare coordination, and are also subject to a monthly maximum dollar limit and an overall maximum. The applicant may select from one of several available benefit levels.

   Our policies are guaranteed renewable and, consequently, we have the right to change premiums by policy class, but not based on age or health of any individual.

 Supplemental Accident and Health and Medicare Supplement

   We offer supplemental accident, health and disability products to corporations, associations, affinity groups and some individuals. We market supplemental accident and health products because we believe that offering a broad range of products is essential in order to be a preferred provider of benefits and to effectively meet the needs of employers and consumers. Our supplemental accident and health products include a variety of coverages. These include:

  . specified disease policies,

  . hospital indemnity coverages,

  . accident policies,

  . disability income policies and

  . group life insurance.

   These policies pay a fixed daily benefit while an insured is hospitalized or pay a lump sum upon the occurrence of a covered event. In the case of disability income, these policies provide continuous payments to insureds during periods of disability. Accidental death and dismemberment products pay a lump sum benefit upon the occurrence of accidental death or dismemberment. Many of our supplemental accident and health products have defined benefit limits. We have a maximum retention of risk per any single case or individual. This limits risk in the event that our claims experience deviates from the assumptions used in setting premium rates.


 Automobile Insurance

   We primarily write personal automobile insurance which covers the legal liability of individuals arising out of the ownership or operation of an automobile. Personal automobile insurance also provides physical damage insurance on the automobile, medical payments insurance and protection against uninsured motorists. All of our personal automobile insurance policies are written for a term of one year.

 Income Protection Packages

   Through our acquisition of The Signature Group, we are a leading provider of membership-based products and services, including:

  . credit card registration,

  . auto clubs,

  . dental plans and

  . legal services plans.

   These products are typically sold through affiliations with major banks, retailers, oil companies, communications companies, credit card issuers and associations. We pay a portion of consumer membership fees to the affiliated organizations. This represents a commission for marketing rights.

 Other

   We also provide Medicare supplement and credit life products. Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover. These expenses include the deductible and coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. Credit life products consist of life and accident and health insurance coverages offered to consumer debtors.

 Product/Service Centers

   We have established the following five primary product/service centers for creating and servicing our North American products:

  . the fixed life and annuities business primarily operates in Lynchburg, Virginia;

  . the variable life and annuities business primarily operates in Richmond, Virginia;

  . the long-term care insurance business primarily operates in San Rafael, California;

  . the automobile insurance business primarily operates in Ft. Washington, Pennsylvania; and

  . the income protection package membership business primarily operates in Schaumburg, Illinois.

   Our product/service centers for the Asian market are located in Tokyo and Yokohoma, Japan.

Marketing and Distribution--North America

   We currently distribute our products through four primary channels:

  . intermediaries, such as brokerage general agencies, or BGAs, banks, securities brokerage firms, financial planners, accountants, producers, and specialized brokers;

  . dedicated sales forces and financial advisors;

  . marketing through businesses; and

  . direct and affinity based marketing through e-commerce, telemarketing and direct mail.

   We have also developed a web portal for our distribution channels called GEFinancialPro.com. This web portal improves productivity for financial intermediaries and agents by enabling business submissions, account tracking and status updates through the World Wide Web. In addition, we have developed The GE Financial Service site for our intermediaries and consumers. GE Financial Service provides similar life simplification services for these consumers, giving them the ability to change everything from their addresses to investment accounts online.

 Intermediaries

   BGAs. We distribute many of our products through more than 200 independent insurance brokerage firms located throughout the United States. These BGAs market our products through approximately 135,000 licensed insurance agents or brokers, who also represent other companies. We believe our consistent commitment to this system has helped us earn a reputation as a leading provider of insurance products among BGAs. We endeavor to be at the top of the BGAs' list of sources of insurance products and services (such as impaired risk life underwriting) in which we specialize. To achieve this objective, we seek to provide innovative and competitive products and services for BGA and end-customer needs. We also attempt to provide personalized quality service for the BGAs' agents and brokers and competitive pricing. In addition, we offer services to the BGAs' agents and brokers. These services include the opportunity to participate in our brokerage university, which offers an integrated insurance training curriculum. Agents and brokers also have access to a computer-based system which gives them instant access to data regarding their customers' policies and applications with us and information systems that assist in running their businesses.

   We believe our commitment to the independent general agency system has allowed us to develop a loyal relationship with these general agencies. Of our 20 leading BGAs in 2000, on the basis of first year commissions earned, most were among our leading general agents for the prior 10 years. No individual general agency accounted for more than 23% of total BGAs' first year annualized life premium, and 18% of total fixed life first year annualized premium. We believe the loss of any one BGA relationship in any given year would not materially impact our financial results.

   Banks and Securities Brokerages. Banks and securities brokerage firms are a significant and growing distribution channel for our fixed and variable annuities, life insurance products and mutual funds. Over the last few years, distribution of our products through securities brokerage firms has substantially increased, primarily due to GE Life and Annuity Assurance Company's distribution of variable annuity products through a large network of securities brokerage firms. In addition, a significant percentage of our single premium immediate annuities is sold through major stock brokerage firms and banks.

   Financial Planners, Accountants and Producer Groups. We sell some of our wealth accumulation and transfer products, such as fixed and variable annuities and universal and term life insurance, through financial planners, accountants and producer groups. These groups emphasize providing investment and insurance products to one of our target customer groups. We believe that financial planners, accountants and producer groups present an opportunity for growth within the intermediary distribution channel.

   Specialized Brokers and Other Distribution. Our single premium immediate annuities used to facilitate structured settlements are sold through a network of specialized independent brokers. These brokers are skilled in claims negotiation and are experts in the creation of benefit plans tailored to the needs of individual claimants and their families. As a pioneer in this industry, we have the oldest and largest distribution system in this market. Our products are sold through approximately 350 specialized brokers located throughout the United States. Our relationship with many of these specialized brokers date back to the inception of this market. We believe we can continue to expand our product offerings to further develop our position in this market.

   We sell GICs through specialized GIC brokers, fund managers, employee benefit investment advisors and directly to large employee benefit plans. We sell funding agreements directly, as well as through brokers, institutional accredited investors and banks acting in a fiduciary capacity.

 Dedicated Sales Forces and Financial Advisors

   Our dedicated sales forces consist primarily of non-employees who sell our products on an exclusive basis. They also include, to a lesser extent, a sales force employed directly by us. All non-employee dedicated sales force agents are affiliated with an insurance agency. We compensate dedicated sales forces primarily on a commission basis.

   We have a network of specialized agents. These agents develop customized solutions to customers' future financial requirements by using our annuity, mutual fund, life insurance, long-term care insurance and supplemental accident and health insurance products. We offer customers free financial profiles to assist their understanding and development of financial objectives. We identify prospective customers through:

  . direct mail solicitation,

  . educational seminars,

  . policyholder referrals and

  . targeted promotions linked to our national advertising campaigns.

   We also sell employment-based benefits and services using a dedicated sales force of our employees. This dedicated sales force sells to a producer network of specialized group brokers, consultants and brokerage general agencies. This dedicated sales force leverages an independent retailing producer network of approximately 40,000 producers.

 Marketing Through Businesses

   We sell supplemental accident and health insurance and universal life products through employer-sponsored payroll deduction programs. Under these programs, we enter into a contractual arrangement with a corporate customer. This permits our agents to market these products directly to the corporate customers' employees on site. Employees are able to pay premiums on products they purchase by means of automatic deductions from their paychecks.

 Direct and Affinity Based Marketing through e-Commerce, Telemarketing and Direct Mail

   Direct and affinity based marketing is a form of marketing in which a company and a customer deal directly or through an affinity relationship with each other, rather than through a financial intermediary or agent. As a direct and affinity based marketer, we deal directly with the public. We endeavor to be the lowest cost provider in this market. While we previously relied heavily on direct mail and telemarketing, we also use the Internet and Internet sites of affinity partners to offer products directly to consumers.

   During 1999, our parent, GE Capital, acquired The Signature Group and contributed it to us. The Signature Group is the platform for our Partnership Marketing Group, or PMG. PMG provides us strategic value through greatly enhanced direct and affinity marketing capabilities. PMG provides services for consumer clubs and insurance products to customers of the most recognized names in the business. Its products include auto club services, legal, dental, accident, and life and health insurance plans. The vast majority of PMG's sales are generated through direct response methods.

   In addition, we have expanded our e-commerce activities. We launched GE Financial Network, an Internet-based channel for direct product sales. The GE Financial Network is a source for consumers to access a range of consumer financial products and services that our parent and us offer.

   As a further extension of brand and relationship enhancement, we also use the Internet to educate consumers through the GE Center for Financial Learning, which was launched in February 2000. The site's goal is to provide access to financial education and insight. It is not focused on selling products directly. All of our distribution channels benefit from the GE Center for Financial Learning.

Marketing and Distribution--Japan

   GE Edison presently distributes its products in Japan through two primary channels:

  . Dedicated sales forces and financial advisors, which sell directly to the consumer; and

  . Intermediaries, such as independent agents.

 Dedicated Sales Force and Financial Advisors

   Distribution through dedicated sales forces represents approximately 91% of our total sales in Japan. Dedicated sales forces consist of approximately 5,000 employees in 300 sales offices who sell products of GE Edison on an exclusive basis. Approximately 10% of the sales force is dedicated to serving the Japanese Defense Agency, or JDA. GE Edison has sales force employees on site at JDA locations throughout Japan. Dedicated sales forces are compensated by GE Edison primarily on a commission basis.

   GE Edison has a network of specialized agents. These agents develop customized financial services solutions to customers' future financial requirements by using GE Edison's annuity, life insurance, and supplemental accident and health insurance products. GE Edison offers customers free financial profiles to assist in their understanding and development of financial objectives. Prospective customers are identified through educational seminars, policyholder referrals, and targeted promotions linked to GE Edison's national advertising campaigns.

 Intermediaries

   GE Edison also distributes its products in Japan through more than 1,000 insurance agents located throughout Japan, 45% of whom work exclusively for GE Edison. The agency sales force is supported by a captive field force of about 100 professionals. No individual agent accounted for more than 2% of the total first year annualized premium. GE Edison believes that the loss of any one agent relationship in any given year would not materially impact its financial results. GE Edison endeavors to be placed at the top of the agent's list of sources of insurance products and services that it provides. To achieve this objective, GE Edison seeks to provide innovative and competitive products and services for agents and end-customer needs, personalized quality service for the agents and competitive pricing. GE Edison offers services to agents including the opportunity to participate in its Edison University, which offers an integrated insurance training curriculum.

Competition

   We operate in a highly competitive environment. We believe we have assembled a unique collection of products and distribution channels. However, there are competitors that have also assembled a similar array of financial products and have similar strategic goals. We believe that the principal competitive factors in the sale of insurance and investment products are:

  . product features,

  . commission structure,

  . perceived stability of the insurer,

  . claims paying ability ratings,

  . service,

  . name recognition,

  . price and

  . cost efficiency.

   Many other companies are capable of competing for sales in our target markets. Our ability to compete is affected in part by our ability to provide competitive products and quality service to the consumer, general agents, licensed insurance agents and brokers. However, we believe that we compete primarily on the basis of our high level of customer focus, our financial strength and our competitively priced products.

Risk Management, Compliance and Controllership

   We maintain a strong commitment to risk management and compliance. We avail ourselves of GE and GE Capital's long-standing strength and experience in risk management. For example, our commitment to risk management, compliance and controllership processes includes requiring underwriting of all new products and reviews of all existing product performance. Both of these processes are reviewed by a team of risk managers and actuaries. In addition, both internal and external periodic reviews of our products, internal processes and pricing strategy are conducted. We also have obtained Insurance Marketplace Standards Association certification. We have also instituted company-wide compliance initiatives such as centralized complaint databases and agent complaint tracking and licensing.

Underwriting

   Our dedicated underwriting staff reviews and analyzes applications for most of our underwritten insurance related products individually. The review and analysis is conducted based on standardized underwriting guidelines and procedures. After initial processing, each file is reviewed and additional information (such as medical examinations, attending physician's statements and special medical tests, if applicable) is obtained to make an underwriting decision. The independent sales agents and our own sales staff do not retain any underwriting authority.

Reserves

   We establish and carry as liabilities actuarially determined reserves that are calculated to meet our future obligations. These reserves are based on actuarially recognized methods. These reserves use prescribed morbidity and mortality tables in general use in the United States and Japan modified to reflect our actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet our policy obligations at their maturities or in the event of an insured's death. Reserves include:

  . unearned premiums,

  . premium deposits,

  . claims reported but not yet paid,

  . claims incurred but not reported and

  . claims in the process of settlement.

   For our individual life policies, universal life and interest-sensitive whole life policies, reserves are set according to premiums collected, plus interest, less charges. Reserves for other fixed death benefit and supplemental accident and health policies are based on:

  . assumed investment yield,

  . persistency,

  . mortality and morbidity as per commonly used actuarial tables,

  . expenses and

  . margins for adverse deviations.

   For our accident and health policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit payments.

   The stability of our annuity and interest-sensitive life insurance reserves is enhanced by policy restrictions on withdrawals of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period ranging up to twenty years. This surrender charge is a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect us from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This lengthens the effective duration of policy liabilities and improves our ability to maintain profitability on such policies. Our reserves comply in all material respects with state insurance department statutory requirements. In the consolidated financial statements, however, insurance reserves are determined in accordance with U.S. GAAP, which may vary from statutory requirements.

Reinsurance

   We follow the usual industry practice of reinsuring (ceding) portions of our life insurance risks with other companies. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain on any one life, and also to continue writing a larger volume of new business. The maximum amount of individual ordinary life insurance we normally retain on any one life policy is $1,000,000. Certain supplemental accident and health and long-term care insurance policies are reinsured on either a quota share or excess of risk basis. We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer's prior approval is required on each risk reinsured. Use of reinsurance does not discharge an insurer from liability on the insurance ceded. An insurer is required to pay the full amount of its insurance obligations regardless of whether it is entitled or able to receive payments from its reinsurer. The principal reinsurers to which we cede risks have A. M. Best ratings ranging from A++ to A-. We do not have significant concentrations of reinsurance risk with any one reinsurer.

Insurance Regulation

 General Regulation at State Level

   Our domestic insurance business is subject to comprehensive state and federal regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things:

  . licensing to transact business,

  . licensing agents,

  . admitting of assets,

  . regulating premium rates,

  . approving policy forms,

  . regulating unfair trade and claims practices,

  . establishing reserve requirements and solvency standards,

  . fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values,

  . restricting certain transactions between affiliates and

  . regulating the type, amounts and valuations of investments permitted.

   As a holding company with no significant business operations of our own, we rely on dividends from our subsidiaries as the principal source of cash to meet our obligations, including the payment of principal and interest on any debt obligations. Our domestic insurance subsidiaries are subject to various state statutory and regulatory restrictions, applicable generally to each insurance company in its state of domicile. These restrictions limit the amount of dividends or distributions an insurance company may pay to its shareholders without regulatory approval.

   Our principal domestic insurance subsidiaries are domiciled in the states of Delaware, Illinois, New York, Pennsylvania and Virginia. Each of these states has laws and regulations that govern the parameters for approval and payment of dividends.

   Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on 10% of the prior year surplus (net of adjustments in some cases) and prior year statutory income (net gain from operations, net income adjusted for realized capital gains, or net investment income). Dividends paid or distributed within any twelve consecutive months in excess of the prescribed limits or the company's earned surplus are deemed extraordinary and require formal state insurance commission approval.

   Delaware, Illinois and Pennsylvania allow companies to pay dividends up to the greater of 10% of prior year surplus or 100% of prior year statutory net gain from operations to the extent of their earned surplus. Virginia and New York allow companies to pay dividends up to the lesser of 10% of prior year surplus or 100% of prior year statutory net gain from operations. Each insurance subsidiary's dividend capacity is calculated separately. Our total dividend capacity is therefore driven in part by our legal structure.

   Insurance laws of the states in which our insurance subsidiaries are domiciled generally provide that no person may acquire control of us, and thus indirect control of these insurance company subsidiaries, without the prior approval of the appropriate insurance regulators. In general, any person who acquires beneficial ownership of 10% or more of our voting securities would be presumed to have acquired control. However, the appropriate insurance regulators may, upon application, determine otherwise.

   Each domestic insurance company is required to file detailed annual reports with supervisory departments in each of the jurisdictions in which it does business. Its operations and accounts are subject to examination by these departments at regular intervals. Each of our domestic insurance subsidiaries prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance departments of its respective state of domicile. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners, or NAIC, as well as state laws, regulations and general administrative rules.

   Life insurance companies are required to establish an asset valuation reserve, or AVR, consisting of two components:

  . a "default component" which provides for future credit-related losses on fixed maturity investments and

  . an "equity component" which provides for losses on all types of equity investments, including real estate.

   The amount of AVR required to be held by our insurance subsidiaries totaled $499 million and $500 million at December 31, 2000 and 1999, respectively. The default component totaled $397 million and $406 million, while the equity component totaled $102 million and $94 million at December 31, 2000 and 1999, respectively. Insurers are also required to establish an interest maintenance reserve, or IMR, for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. The amount of IMR required to be held by our domestic insurance subsidiaries totaled $447 million and $417 million at December 31, 2000 and 1999, respectively. State insurance regulatory authorities require that these reserves be established as a liability on a life insurer's statutory financial statements. However, this does not affect our financial statements prepared in accordance with U.S. GAAP. Future additions to AVR will reduce the future statutory surplus of our domestic insurance subsidiaries. However, we do not believe that the impact under current regulations of these reserve requirements will materially affect the ability of our insurance subsidiaries to grow their statutory surplus and pay dividends to us in the future.

   The NAIC has established risk-based capital, or RBC, standards to determine the amount of total adjusted capital (as defined by the NAIC) that an insurance company must have. The RBC standards take into account the risk characteristics of the insurance company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk:

  . asset risk,

  . insurance risk,

  . interest rate risk and

  . business risk.

   For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve and other items. The factor will be higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

   The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of the company's total adjusted capital to its authorized control level RBC, or ACL, as defined by the NAIC. A company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position if:

  . the company's total adjusted capital is less than 200% of its ACL but greater than or equal to 150% of its ACL or

  . if a negative trend has occurred (as defined by the NAIC) and total adjusted capital is less than 250% of its ACL.

   If a company's total adjusted capital is less than 150% of its ACL but greater than or equal to 100% of its ACL, then the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. In addition, the company must undertake the actions described above. If a company's total adjusted capital is less than 100% of its ACL but greater than or equal to 70% of its ACL, then the regulatory authority may take any action it deems necessary, including placing the company under its control. In addition, in this circumstance, the company must undertake the actions described above. If a company's total adjusted capital is less than 70% of its ACL, the regulatory authority is mandated to place the company under its control. The total adjusted capital for each of our significant insurance subsidiaries is in excess of 250% of their respective ACL.

   In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically of the books, records, accounts and market conduct of insurance companies domiciled in their states. These examinations generally occur once every three to five years. None of the recent regulatory examinations have disclosed any findings that would have a material adverse impact on us.

 Regulatory Initiatives

   State insurance regulators and the NAIC are continually re-examining existing laws and regulations, with a specific focus on:

  . insurance company investments and solvency issues,

  . risk-adjusted capital guidelines,

  . interpretation of existing laws,

  . development of new laws,

  . implementation of non-statutory guidelines and

  . circumstances under which dividends may be paid.

   These initiatives may be adopted by the various states in which our insurance subsidiaries are licensed. However, the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on our operations. In addition, there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

   Furthermore, the NAIC has adopted model regulations regarding the treatment of personal financial and health information to comply with the privacy requirements of the federal Gramm-Leach-Bliley Act. Under the model regulation, insurance companies must disclose their policies with respect to the privacy of personal financial and health information. These policies must give consumers the opportunity to "opt-out" by choosing not to allow their personal financial information to be shared with third parties. The model regulation also requires that an insurance company may not share health information with third parties, unless the consumer "opts-in" by authorizing the insurance company to share such information. Insurance companies must deliver an initial privacy disclosure statement to its existing customers by July 1, 2001. Thereafter, companies must make an annual privacy disclosure for existing customers and make a disclosure to new customers when a policy is issued. We have been complying with existing privacy laws and are preparing to implement the privacy requirements of the model regulation.

   The NAIC has also recently adopted model statutory accounting practices. These practices took effect at the beginning of 2001. Statutory accounting practices determine, among other things, the statutory surplus of an insurance company and, therefore, the amount of funds that can be paid as dividends to us by our insurance subsidiaries. Insurance regulators and the insurance industry are continuing to develop interpretations of the NAIC model. The estimated impact of adoption is expected to increase statutory capital and surplus by $150 to $220 million.

   In addition, the NAIC has issued the valuation of life insurance policies model regulation. The model regulation establishes new minimum reserve requirements for individual life insurance policies. The majority of the states have enacted the model regulation for statutory reporting purposes. We are undertaking a number of initiatives to address the financial and operational impact of this regulation.

 Assessments Against Insurers

   Under the insurance guaranty fund laws existing in each state, the District of Columbia and Puerto Rico, licensed insurers can be assessed by state insurance guaranty associations for some obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these states do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency. Most of these states further provide for annual limits on these assessments. A large part of the assessments paid by our insurance subsidiaries under these laws may be used as credits for a portion of our domestic insurance subsidiaries' premium taxes in future years. Our insurance subsidiaries paid assessments of $4 million and $12 million in 2000 and 1998, respectively, and received a refund of $2 million in 1999. These assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings. Therefore, we cannot accurately determine the ultimate amount or timing of any future assessment on our domestic insurance subsidiaries. However, based on the best information presently available, management believes our accrued amounts are sufficient.

 Regulation at Federal Level

   Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including financial services regulation, pension regulation and federal taxation, can significantly and adversely affect the insurance industry and our business. For example, the Gramm-Leach-Bliley Act permits mergers that combine commercial banks, insurers and securities firms under one holding company. Prior to passage of the Gramm-Leach-Bliley Act, the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The effect of the Gramm-Leach-Bliley Act on us is uncertain. However, the ability of banks to affiliate with insurance companies could materially and adversely affect sales of our products by substantially increasing the number and financial strength of potential competitors.

   In addition, the federal government has from time to time considered other legislative or regulatory changes that could affect us. This includes:

  . legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products,

  . changes in ERISA regulations,

  . the alteration of the federal income tax structure and

  . the availability of Section 401(k) and individual retirement accounts.

   The ultimate effect of any of these changes, if implemented, is uncertain. However, both the persistency of our existing products and our ability to sell products may be materially impacted in the future.

   Another recent legislative change that could affect us is the implementation of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA established various requirements related to health benefit plans including medical, dental and long-term care insurance plans. It generally applies to insurers, providers and employers. When enacted in 1996, its initial focus was on health benefit plan portability. HIPAA also contains administrative simplification and privacy provisions that were designed to encourage the electronic exchange of health care information and the protection of personal health information. These provisions are to be implemented through regulations issued by the Secretary of Health and Human Services that were issued in December 2000. The earliest compliance date for the new regulations is October 2002. HIPAA provides for significant fines and other penalties for wrongful disclosure of protected health information. We anticipate that we will have to modify certain of our infrastructure and procedures to comply with the new requirements. However, we do not expect these changes to have a material impact on our business.

 Regulation in Foreign Countries

   Our business in Japan is conducted through GE Edison and is subject to regulation by the Japanese Financial Services Agency, or FSA. The FSA imposes certain solvency standards that represent a form of risk-based capital requirements. The FSA also requires the filing of annual reports and financial statements prepared in accordance with Japanese regulatory accounting practices prescribed or permitted by the FSA. These regulations and solvency standards are similar to the regulation and supervision in the United States as described under "General Regulation at State Level." However, Japanese solvency margin requirements differ from U.S. solvency requirements. This is primarily due to differences between U.S. statutory basis accounting and Japanese GAAP. These differences are primarily related to policy reserve valuation methods, goodwill, deferred taxes and mark-to-market on bonds. GE Edison's solvency margin is significantly in excess of the minimum requirements.

   Similar to the United States, Japanese insurers are assessed for expenses relating to the resolution of insolvent insurance companies. GE Edison has made a determination of its exposure to future insolvency assessments. In making this determination, GE Edison took into account publicly available information relating to these insolvencies. Based upon this assessment, GE Edison has concluded that it has adequately provided for future assessments arising from insolvencies existing as of December 31, 2000.

 E-Commerce Regulation

   We have become extensively involved in e-commerce activities. E-commerce is subject to a new and rapidly evolving regulatory environment. Regulation occurs at the state and federal levels in the United States, as well as internationally. The scope and interaction of these various levels of regulation are unclear at this time, and many new regulations are being proposed and adopted. It is difficult to predict precisely how this evolving area of regulation may affect our current and planned e-commerce activities.

Securities Laws

   Some of our subsidiaries and some policies and contracts offered by them are subject to regulation under the federal securities laws administered by the SEC and certain state insurance laws. Separate accounts of our insurance subsidiaries are registered as investment companies under the Investment Company Act of 1940, as amended. Some variable annuity contracts and some variable life insurance policies issued by our insurance subsidiaries are registered under the United States Securities Act of 1933, as amended (the "Securities Act"). Some of our other subsidiaries are registered as broker-dealers under the Exchange Act and are members of, and subject, to regulation by the National Association of Securities Dealers, Inc.

   We also have subsidiaries that are registered under the Investment Advisers Act of 1940, as amended, as investment advisors. The investment companies managed by these subsidiaries are registered with the SEC under the Investment Company Act and the shares of some of these entities are qualified for sale in certain states in the United States as well as the District of Columbia. Some of our subsidiaries are also subject to the SEC's net capital rules.

   All aspects of our investment advisory activities are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit investment advisory clients and investment company stockholders. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with these laws and regulations. In that event, the possible sanctions which may be imposed include:

  .  suspension of individual employees,

  . limitations on the activities in which the investment advisor may engage,

  . suspension or revocation of the investment advisor's registration as an advisor,

  .  censure and

  .  fines.

ERISA Considerations

   The Small Business Protection Job Act, or SBPJA, offers insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank. In the Harris Trust case, the Court held that an insurer is subject to the fiduciary requirements of ERISA, with respect to a portion of the funds held under certain general account group annuity contracts. The pertinent SBPJA provisions provide that generally all persons are protected from liability under the fiduciary responsibility provisions of ERISA and the prohibited transactions provisions of the Internal Revenue Code of 1986, as amended, on the basis of a claim that the assets of an insurer (other than Plan assets held in separate accounts) constitute assets of the Plan, for conduct which occurs before July 5, 2000. However, insurers remain subject to federal criminal law and liable for actions brought by the Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPJA also provides that, from and after July 5, 2000, with respect to contracts issued from an insurer's general account on or before December 31, 1998 that are not guaranteed benefit policies, the insurer will be deemed to be in compliance with the provisions of Sections 404, 406, and 407 of ERISA (relating to fiduciary duties, prohibited transactions, and limitations relating to the acquisition and holding of employer securities) if the insurer meets the requirements of the regulations of the Department of Labor. The SBPJA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies, will continue to be subject to the applicable provisions of ERISA. We do not believe that the decision in the Harris Trust case had a material adverse effect on our business, financial condition or results of operations. However, we supported and welcomed the enactment of the aforementioned provisions of the SBPJA as a means to remove an area of potential exposure for the insurance industry generally.

   With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's federal preemption provision which would expose us, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

Properties

   We conduct business from various facilities, most of which are leased. However, we own some of our facilities, including our headquarters campus in Richmond, Virginia, two facilities in Lynchburg, Virginia and a facility in Norristown, Pennsylvania.

Legal Proceedings

   In the normal course of business, we and some of our subsidiaries are defendants in various litigation. We believe that the outcome of this litigation will not have a material effect on our financial position or results of operations.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Notes offered hereby (the "Notes") are estimated to be approximately (Yen)59,605,800,000 (prior to deducting expenses payable by GE Financial Assurance). We will use the net proceeds from the sale of the Notes to repay commercial paper with maturities ranging from three days to 148 days and interest rates ranging from 3.91% to 4.91%.

                           EXCHANGE RATE INFORMATION

   Fluctuations in the exchange rate between the yen and the U.S. dollar will affect the U.S. dollar equivalent of the yen principal of and interest on the Notes and of the price of the Notes on the Luxembourg Stock Exchange. Fluctuations in exchange rates that have occurred in the past are not necessarily indicative of fluctuations in rates that may occur during the term of the Notes.

   The following table shows the period end, average, high and low New York mid-market closing rates for yen, expressed in number of yen per $1.00, for the periods and dates indicated. No representation is made that the yen or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or yen, as the case may be, at any particular rate.

Year ended December 31,                     Period End Average(1)  High   Low
-----------------------                     ---------- ---------- ------ ------
1996.......................................   115.70     108.79   116.21 103.45
1997.......................................   130.58     121.04   130.88 111.26
1998.......................................   113.60     130.75   147.26 113.60
1999.......................................   102.51     113.70   124.32 101.64
2000.......................................   114.41     107.80   114.41 101.45
2001 (through June 15).....................   122.93     120.07   126.80 113.57

--------
(1) The daily average of the New York mid-market closing rates during the relevant period.

                                   DIRECTORS

   The Directors of GE Financial Assurance are:

 Michael D. Fraizer.......................... Director, President and Chief
                                              Executive Officer

 Leon E. Roday............................... Director, Senior Vice President
                                              and General Counsel

 Geoffrey S. Stiff........................... Director, Senior Vice President

                                 CAPITALIZATION

   The following table sets forth our capitalization at March 31, 2001 and as adjusted to reflect the issuance of the Notes offered hereby and to give effect to the repayment of short-term borrowings. See "Use of Proceeds." Except as described in this Prospectus Supplement, there has been no material change to our capitalization since March 31, 2001. At March 31, 2001, our authorized share capital consisted of 1,000 shares of common stock, with a par value of $1.00. At such date, all of such shares were issued and outstanding.

                              March 31, 2001
                            --------------------
                            Actual   As Adjusted
                            -------  -----------
                                (dollars in
                                 millions)
                                (unaudited)
Liabilities:
Future annuity and
 contract benefits........  $57,035    $57,035
Liability for policy and
 contract claims..........    2,481      2,481
Other policyholder
 liabilities..............    1,291      1,291
Accounts payable, accrued
 expenses and other
 liabilities..............    5,241      5,241
Short-term borrowings.....    2,142      1,654
Separate account
 liabilities..............    9,089      9,089
Long-term debt............      695      1,183
                            -------    -------
  Total liabilities.......  $77,974    $77,974
Minority interest.........       56         56

Shareholder's interest:
Net unrealized investment
 gains....................      387        387
Derivatives qualifying as
 hedges...................     (281)      (281)
Foreign currency
 translation adjustments..      (23)       (23)
Common stock..............      --         --
Additional paid-in
 capital..................    6,320      6,320
Retained earnings.........    2,675      2,675
                            -------    -------
Total shareholder's
 interest.................  $ 9,078    $ 9,078
                            -------    -------
Total capitalization(1)...  $11,528    $11,528
                            =======    =======
Ratio of debt to total
 capitalization...........     24.6%      24.6%

--------
(1) Total capitalization is calculated as total shareholder's interest less net unrealized investment gains plus long-term debt and short-term borrowings.

                         SELECTED FINANCIAL INFORMATION

   The following table sets forth selected financial data as of March 31, 2001 and for the three months ended March 31, 2001 and as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. The financial data set forth below as of March 31, 2001 has been derived from our unaudited consolidated financial statements. The financial data for each of the full fiscal years has been derived from our audited consolidated financial statements of the Company as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 included in our reports on Form 10-K for the period presented. The following selected financial data should be read in conjunction with our consolidated financial statements and the related Notes to the consolidated financial statements.

                            Three Months         Year Ended December 31,(1)
                           Ended March 31, ---------------------------------------
                                2001        2000    1999    1998    1997    1996
                           --------------- ------- ------- ------- ------- -------
                                            (Dollars in Millions)
At End of Period
Invested Assets..........      $63,412     $61,764 $42,288 $42,287 $39,469 $35,810
Total Assets.............       87,108      87,616  64,606  56,727  51,092  45,361
Policyholder
 Liabilities(1)..........       60,807      61,248  42,993  39,505  37,380  35,493
Debt Outstanding.........        2,837       3,003   1,741   2,028   1,337     278
Shareholder's Interest...        9,078       8,414   7,156   7,455   6,958   5,721

For the Period Then Ended
Premiums.................      $ 1,386     $ 5,465 $ 3,542 $ 3,207 $ 2,314 $ 1,386
Total Revenues...........        2,808      11,525   7,552   6,672   5,567   3,366
Income Before Cumulative
 Effect of Accounting
 Change(2)...............          227         768     613     492     425     229
Net Income(2)............          212         768     638     492     425     229
Investment Contract
 Proceeds................        1,672       8,628   7,007   3,652   3,430   1,998

--------
Comparability of financial information is affected by the following acquisitions made by the Company: (A) AMEX Life Insurance Company (October
1995); (B) Union Fidelity Life Insurance Company (April 1996); (C) The Life Insurance Company of Virginia (April 1996); (D) First Colony Life Insurance Company (December 1996); (E) Colonial Penn Insurance Company (November 1997);
(F) GE Edison Life Insurance Company (March 1998); (G) Professional Insurance Company (April 1999); (H) The Signature Group (July 1999); (I) the insurance policies and related assets of Toho Mutual Life Insurance Company (March 2000);
(J) Phoenix American Life Insurance Company (April 2000); and (K) 90% of Citigroup's Travelers Life and Annuity Unit's long-term care insurance portfolio and certain related assets (July 2000)

(1) Includes future annuity and contract benefits, unearned premiums, liability for policy and contract claims, and other policyholder liabilities and excludes separate account liabilities.
(2) Effective January 1, 1999, we adopted the American Institute of Certified Public Accountants' Statement of Position No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. We have reported the effect of this adoption as a cumulative effect of a change in accounting principle, which served to increase 1999 net income by $25 million (net of income taxes of $14 million). Effective January 1, 2001, we adopted The Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities. We have reported the effect of this adoption as a cumulative effect of a change in accounting principle, which served to decrease 2000 net income by $15 million (net of income taxes of $8 million).

                              DESCRIPTION OF NOTES

   The following description of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which we refer you.

General

   The Notes are an issue of the Debt Securities described in the accompanying Prospectus and will be issued as a separate series of Debt Securities under the Indenture (the "Indenture") to be dated as of June 26, 2001 between GE Financial Assurance and The Chase Manhattan Bank, as Trustee (the "Trustee"). The Notes are initially limited to an aggregate principal amount of
(Yen)60,000,000,000. In addition to the Notes, we may issue from time to time other series of Debt Securities under the Indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the Notes. The Indenture does not limit the amount of Debt Securities or any other debt which we may incur. In addition, the provisions of the Indenture do not protect you in the event that GE Capital, our sole shareholder, causes us to enter into a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you. The Notes will be the first series of Debt Securities that we have issued under the Indenture. We refer you to the Prospectus for a description of other general terms of the Debt Securities.

   The Notes will mature at par on June 20, 2011. Interest on the Notes will accrue from June 26, 2001 and is payable semiannually in arrears in two equal payments on June 20 and December 20 of each year, commencing December 20, 2001 to the persons in whose names the Notes are registered at the close of business on the June 5 or December 5 prior to each payment date at the annual rate of 1.6%; provided that the interest due on redemption or at maturity (whether or not an interest payment date) will be paid to the person to whom principal is payable. However, for the interest period from June 26, 2001 (inclusive) to December 20, 2001 (exclusive), and whenever else it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than one full year, such interest shall be calculated on the basis of the actual number of days in the period, i.e., the period and a year of 365 days. Thus, the amount of any semi-annual interest payment for each Note in the denomination of (Yen)1,000,000 will be (Yen)8,000 except for the first interest period, for which such interest payment amount will be (Yen)7,759. If an interest payment date falls on a date that is not a Business Day (as defined below), then interest will be paid on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. The Notes will be issued as fully registered Notes (to be deposited with the depositary) and in denominations of (Yen)1,000,000 or integral multiples thereof.

   GE Financial Assurance may from time to time, without the consent of the holders of Notes, reopen the series of Debt Securities of which the Notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes having similar terms, together with the Notes, will constitute a single series of Debt Securities under the Indenture and will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of Debt Securities of which the Notes are a part.

   We have applied to list the Notes on the Luxembourg Stock Exchange. GE Financial Assurance has appointed Chase Manhattan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form. As long as the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notices."

   The currency of payment for the Notes is Japanese yen. However, when interests in the Notes are held through The Depository Trust Company ("DTC"), all payments in respect of such DTC Notes will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC Notes elects to receive payment in yen. See "Issuance in Yen."

Certain Covenants of GE Financial Assurance

   GE Financial Assurance shall not merge or consolidate with any other person or sell, convey, transfer or otherwise dispose of all or substantially all of its assets unless (i) either GE Financial Assurance shall be the continuing corporation or the successor person shall be a corporation or limited liability company organized under the laws of the United States or any state thereof and this other person shall expressly assume the obligations of GE Financial Assurance under the Indenture and (ii) GE Financial Assurance or the successor person, as the case may be, shall not, immediately after such merger or consolidation, or such sale, conveyance, transfer or other disposition, be in default in the performance of any covenant or condition.

Defeasance of Indenture

   GE Financial Assurance has the right to terminate all of its obligations under the Indenture with respect to the Notes (other than the obligation to pay interest on and the principal of the Notes and certain other obligations) at any time by depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the Notes to their maturity, and complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of its exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

   In addition, GE Financial Assurance has the right to terminate all of its obligations under the Indenture with respect to the Notes (including the obligation to pay interest on and the principal of the Notes and certain other obligations), at any time by depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the Notes to their maturity, and complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of its exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

   Any monies and U.S. government obligations deposited with the Trustee for payment of principal of and interest and premium, if any, on the Notes and not applied but remaining unclaimed by the holders of the Notes for two years after the date upon which the principal of and interest and premium, if any, on the Notes, as the case may be, shall have become due and payable, shall be repaid to us by the Trustee on written demand.

Redemption at the Option of the Company

   The Notes will not be redeemable prior to maturity except in the circumstance described under "Redemption for Tax Reasons" below.

Issuance in Yen

   Initial holders will be required to pay for the Notes in Japanese yen. The Underwriters are prepared to arrange for the conversion of U.S. dollars into Japanese yen to facilitate payment for the Notes by U.S. purchasers. Each conversion will be made by the Underwriters on the terms and subject to the conditions, limitations and charges as the Underwriters may from time to time establish in accordance with regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by the holder.

   Notes which are offered and sold in the United States or which are otherwise held through DTC (the "DTC Notes") will be represented by beneficial interests in a fully registered permanent global Note (the "DTC Global Note"), without interest coupons attached, which will be deposited on or about June 26, 2001 with the Trustee, as custodian for, and registered in the name of, Cede & Co., as nominee for DTC. While interests in the DTC Notes are held through the DTC Global Note, all payments in respect of such Notes will be made in U.S. dollars, except as otherwise provided in this section.

   The exchange rate agent will determine the amount of any U.S. dollar payment based on a firm bid quotation, expressed in U.S. dollars, that it receives at approximately 11:00 a.m., New York time two Business Days before the applicable payment date. To determine such quote, the exchange rate agent will request a quote from a recognized foreign exchange dealer (which may include the Underwriters, their affiliates or the exchange rate agent) for the purchase, and settlement on the applicable payment date, of the total amount of Japanese yen then payable. The holder will be responsible for all currency exchange costs, such amount to be deducted from the U.S. dollar payments. If no bid quotation is available, we will make payments in Japanese yen, unless yen is unavailable due to the imposition of exchange controls or other circumstances beyond our control. In that case, we will make payments as described under "Risks of Foreign Currency Notes--Exchange Rates and Exchange Controls" above.

   The holder of a beneficial interest in the DTC Notes may elect to receive a payment or payments in yen by notifying the DTC participant through which its Notes are held on or prior to the applicable record date, in connection with payments of interest, or the date 15 days prior to the payment date, in connection with payments of principal, of (1) the holder's election to receive all or a portion of the payment in yen, and (2) wire transfer instructions to a yen account located in Japan. DTC must be notified of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the record date for any payment of interest, and (2) no later than the twelfth day prior to the date for payment of principal. DTC will notify the paying agent of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the record date for any payment of interest, and (2) on or prior to 5:00 p.m. New York City time on the tenth New York Business Day prior to the date for payment of principal. If complete instructions are forwarded to DTC through DTC participants and by DTC to the paying agent on or prior to such dates, such holder will receive payment in yen outside of DTC; otherwise, only U.S. dollar payments will be made by the paying agent to DTC.

   The term "Business Day" means any day other than a Saturday or Sunday that is neither (i) a legal holiday nor (ii) a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, London or Tokyo.

   The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

   The New York mid-market closing yen/U.S.$ rate of exchange was yen 114.41/U.S.$1 and yen 122.93/U.S.$1 as of December 31, 2000 and June 15, 2001,
respectively.

Payments of Additional Amounts

   GE Financial Assurance will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

     (a) to any tax, assessment or other governmental charge that is (i) imposed or withheld solely by reason of the holder (or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder) having any present or former connection with the United States, including without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) required to be imposed or withheld solely by reason of presentation by the holder of any such Note for payment more than 15 days after the date on which payment becomes due or is duly provided for, whichever occurs later;

     (b) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (c) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder's past or present status as a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

     (d) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

     (e) to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any political subdivision or taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (f) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder's past or present status as (i) a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision, or (ii) a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (g) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by another paying agent in a member state of the European Union;

     (h) to any tax, assessment or other governmental charge required to be withheld or deducted where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     (i) in the case of any combination of items (a), (b), (c), (d), (e),
  (f), (g) and (h);

     nor shall such Additional Amounts be paid to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading "Payments of Additional Amounts" and under the heading "Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

   As used under this heading "Payments of Additional Amounts" and under the heading "Redemption for Tax Reasons," the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust (i) if a court within the United States is able to exercise primary supervision over the administration thereof and one or more United States persons have the authority to control substantial decisions thereof or (ii) has a valid election in place under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption for Tax Reasons

   If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendments is announced or becomes effective on or after the date of this Prospectus Supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under "Payments of Additional Amounts" with respect to the Notes, then we may at our option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

   Notice of such redemption will also be given by publishing in a leading newspaper having general circulation in New York City (which is expected to be The Wall Street Journal) and London (which is expected to be The Financial Times) and (if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require) in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger
Wort) and (in the case of definitive Notes), in addition to any such publication, by first-class mailing to the holders of the notes at their registered address as recorded in the register.

Book-Entry System

   Notes which are offered and sold outside the United States or which are otherwise held through Euroclear or Clearstream, Luxembourg (the "International Notes" and, together with the DTC Notes, the "Notes") will be represented by beneficial interests in a fully registered permanent global note (the "International Global Note" and, together with the DTC Global Note, the "Global Notes") without interest coupons attached, which will be registered in the name of, and shall be deposited on or about June 26, 2001 with Chase Nominees Limited, as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream, Luxembourg").

   The DTC Notes will be represented by beneficial interests in the DTC Global Note, which will be deposited on or about June 26, 2001 with the Trustee, as custodian for, and registered in the name of Cede & Co., as nominee for DTC.

   Together, the Notes represented by the Global Notes will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the DTC Global Note and the International Global Note is evidenced by the register maintained for that purpose by the registrar. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Clearstream, Luxembourg and their participants. Except as described herein, individual registered certificates will not be issued in exchange for beneficial interests in the Global Notes.

   A holder of DTC Notes will receive all payments under the DTC Notes in U.S. dollars, unless such holder makes an election as described herein for payment in Japanese yen. The amount payable in U.S. dollars will be equal to the amount of Japanese yen otherwise payable exchanged into U.S. dollars at the yen/U.S.$ rate of exchange prevailing two Business Days prior to the relevant payment date. See "Issuance in Yen."

   DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for the physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   We believe that the sources from which the information in this section concerning DTC and DTC's system has been obtained are reliable, but we take no responsibility for the accuracy of this information.

   Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

   Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream, Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

   Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

   So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") and the holders of the Notes will be able to receive payments on the Notes and effect transfers of the Notes at the offices of the Luxembourg Paying and Transfer Agent.

   Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream, Luxembourg or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

   If individual certificates are issued, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Notes represented by the Global Notes equal in principal amount to its beneficial interest and to have those Notes registered in its name. Notes issued in definitive form will be issued as registered Notes in denominations of (Yen)1,000,000 and integral multiples of (Yen)1,000,000. You may transfer the definitive Notes by presenting them for registration to the registrar at its New York office or to the Luxembourg Paying and Transfer Agent at its office. Notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by you or your attorney duly authorized in writing. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

   In the case of a transfer of part of a holding of Notes represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor. Any new certificates shall be obtained at the specified office of the registrar or the Luxembourg Paying and Transfer Agent within three business days of receipt by the registrar or Luxembourg Paying and Transfer Agent. For the purposes of this paragraph, "business day" means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the registrar or the Luxembourg Paying and Transfer Agent.

   In the event a definitive Note becomes mutilated or is destroyed, lost or stolen, we, in the case of a mutilated definitive Note, shall and, in the case of a lost, stolen or destroyed definitive Note, may in our discretion, execute and, upon our written request, the Trustee shall authenticate and deliver, a new definitive Note in exchange and substitution for the mutilated Note or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case, the applicant for the substituted Note shall furnish us and the Trustee such security or indemnity as may be required by us and the Trustee, respectively, to save each of us and the Trustee, respectively, harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish us and the Trustee, respectively, satisfactory evidence of the destruction, loss or theft of such Note and the ownership thereof.

   If we issue definitive Notes, we will do so at the office of The Chase Manhattan Bank, paying agent and registrar for the Notes, currently located at 450 West 33rd Street, New York, New York 10001, or at the office of any successor paying agent and registrar for the Notes, and at the office of Chase Manhattan Bank, Luxembourg S.A., 5 Rue Plaetis, L-2338 Luxembourg, Grand Duchy of Luxembourg, as Luxembourg Paying and Transfer Agent.

   We may pay interest on definitive Notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

   Notwithstanding the foregoing, DTC, as holder of the Notes, may require the paying agent to make payments of interest other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by DTC in the United States, by sending appropriate wire transfer instructions. The paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

   The paying agent or the Luxembourg Paying and Transfer Agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a Note at the office of the paying agent or the Luxembourg Paying and Transfer Agent.

   Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

Euroclear, Clearstream, Luxembourg and DTC Arrangements

   So long as DTC or its nominee or Euroclear, Clearstream, Luxembourg or the nominee of their common depositary is the registered holder of the Global Notes, DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, as the registered holder thereof. None of GE Financial Assurance, the Trustee, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act), has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Distributions of principal and interest with respect to book-entry interests in the Notes held through Euroclear or Clearstream, Luxembourg will be credited, to the extent received by Euroclear or Clearstream, Luxembourg from the paying agent, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant system's rules and procedures.

   Holders of book-entry interests in the Notes through DTC will receive, to the extent received by DTC from the paying agent, all distributions of principal and interest with respect to book-entry interests in the Notes from the paying agent through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

   Interest on the Notes (other than interest on redemption or at maturity) will be paid to the holder shown on the register on the applicable record date. Trading between the DTC Global Note and the International Global Note will therefore be net of accrued interest from the record date to the relevant interest payment date.

   Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

   The holdings of book-entry interests in the Notes through Euroclear, Clearstream, Luxembourg and DTC will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the Notes on the register for the accounts of (i) the common depositary for Euroclear and Clearstream, Luxembourg and (ii) Cede & Co. to reflect the amounts of Notes held through Euroclear and Clearstream, Luxembourg, and DTC, respectively.

   Beneficial ownership of Notes will be held through financial institutions as direct and indirect participants in Euroclear, Clearstream, Luxembourg and DTC. Interests in the global Notes will be in uncertificated book-entry form.

Secondary Market Trading in Relation to Registered Global Notes

 Trading between Euroclear Participants and/or Clearstream, Luxembourg Participants

   We understand that secondary market sales of book-entry interests in the Notes held through Euroclear and/or Clearstream, Luxembourg to purchasers of book-entry interests in the International Notes held through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in registered form.

 Trading between DTC Participants

   We understand that secondary market sales of book-entry interests in the DTC Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

 Trading between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser

   When book-entry interests in Notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC Global Note to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an International Global Note (subject to the certification procedures provided in the Indenture), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian will instruct the registrar to (i) decrease the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note and (ii) increase the amount of Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date but for value on the settlement date.

 Trading between Euroclear/Clearstream, Luxembourg Seller and DTC Purchaser

   When book-entry interests in the Notes are to be transferred from the account of a Euroclear Participant or Clearstream, Luxembourg Participant holding a beneficial interest in an International Global Note to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Note (subject to the certification procedures provided in the Indenture), the Euroclear Participant or Clearstream, Luxembourg Participant must send to Euroclear or Clearstream, Luxembourg payment instructions by 7:45 p.m., Luxembourg/Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream, Luxembourg accountholder, as the case may be.

   On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the registrar to (i) decrease the amount of the Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the International Global Notes and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note.

   Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither GE Financial Assurance, the registrar, the Trustee, any paying agent, any Underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

Notices

   Notices to holders of the Notes may be given by delivery of the relevant notice to the Depositary, Clearstream and Euroclear. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice will be made in Luxembourg in a daily published newspaper, expected to be the Luxembourger Wort, or if such publication is not practicable, in an English language newspaper having general circulation in Europe. Any published notice shall be deemed to have been given on the date of its publication or, if published more than once, on the date of the first publication.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

   The following summary describes certain material United States federal income tax consequences of the ownership and disposition of Notes as of the date hereof. The discussion set forth below is applicable to a holder who purchases Notes in the initial offering at the offering price. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for the alternative minimum tax or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "U.S. Holder" of a Note means a holder that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

   If a partnership holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisors.

Payments of Interest

   It is expected that the Notes will not be issued with original issue discount. If that is the case, interest on a Note will generally be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

   Cash basis U.S. Holders that elect to receive a payment of interest on a
Note in Japanese yen (rather than U.S. dollars) are required to include in income the U.S. dollar value of the amount of yen received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

   Accrual basis U.S. Holders will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to a Note during an accrual period. When such a U.S. Holder actually receives a payment of interest (including, upon the sale of such Note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income) with respect to an accrual period, such person will recognize ordinary income or loss to the extent of the difference between the U.S. dollar payment, or the U.S. dollar value of the payment in Japanese yen, and the U.S. dollar value of accrued interest income. U.S. Holders should consult their tax advisors with regard to the various methods for translating interest income into U.S. dollars.

Sale, Exchange and Retirement of Notes

   A U.S. Holder's tax basis in a Note will be the U.S. dollar value of the yen (or other foreign currency) paid for such Note determined at the time of such purchase. A U.S. Holder that purchases a Note with previously owned yen (or other foreign currency) will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between its tax basis in the yen (or other foreign currency) and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

   Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest not previously included in income which will be taxable as interest income) and the U.S. Holder's adjusted tax basis in the Note. Except as described below with respect to exchange gain or loss, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the Note has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   A U.S. Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a Note. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the Note and any payment with respect to accrued interest that has been previously included in income, determined on the date the payment is received or the Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the Note, determined on the date the United States Holder acquired the Note, and the U.S. dollar value of the accrued interest previously included in income. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Note.

Exchange Gain or Loss With Respect to Foreign Currency

   A U.S. Holder's tax basis in the yen received as interest on, or received on the sale, exchange, retirement or other disposition of, a Note will be the U.S. dollar value thereof at the spot rate at the time the holder received the yen. Any gain or loss recognized by a U.S. Holder on a sale, exchange, or other disposition of yen will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Non-U.S. Holders

   Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-U.S. Holder, provided, in the case of interest, (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code, and
  (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Note (although an amount equal to any accrued interest may be subject to withholding in certain circumstances if the requirements in (a) above are not satisfied); and

     (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

   To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form ("IRS") W-8BEN (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid with respect to an offshore account or through certain foreign intermediaries. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

   If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

   If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above (provided the holder has properly executed IRS Form W-
8ECI), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable Treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

   Any gain realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

   Special Rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies", "foreign personal holding companies" and certain expatriates that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to certain payments of principal and interest, paid on Notes and to the proceeds of sale of a Note made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

   In general, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent (including payments made on the sale, exchange or other disposition of a Note) to Non-U.S. Holders if a statement described in (a)(iv) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person).

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and we have agreed to sell to them, the respective principal amount of Notes set forth opposite their respective names below.

                                                            Principal Amount of
Name                                                               Notes
----                                                        -------------------
Morgan Stanley & Co. International Limited................. (Yen)28,500,000,000
Salomon Brothers International Limited.....................      28,500,000,000
Nomura International plc...................................       1,000,000,000
Tokyo-Mitsubishi International Plc.........................       1,000,000,000
UBS AG, acting through its business group UBS Warburg......       1,000,000,000
                                                            -------------------
  Total.................................................... (Yen)60,000,000,000
                                                            ===================

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

   The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.45% of the principal amount per Note. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

   The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the Luxembourg Stock Exchange. We have been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

   In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

   The Underwriters or their affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

   The Nikko Securities Co., Ltd. and Citigroup, Inc. have established a series of business alliances in respect of Japan-related activities. Salomon Brothers International Limited is authorized to conduct Japan-related business under the name NikkoSalomonSmithBarney Europe.

                             OFFERING RESTRICTIONS

   The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

   Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement, the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the Underwriting Agreement.

   You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the Notes. These taxes and charges are in addition to the issue price set forth on the cover page.

United Kingdom

   Each Underwriter has represented and agreed that it and each of its affiliates:

  . has not offered or sold and, prior to the expiry of the period of six months from the time to closing of the purchase of the Notes, will not offer or sell any of the Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

  . has only issued or passed on and will only issue or pass on in the United
    Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom those documents may otherwise lawfully be issued or passed on.

Germany

   No selling Prospectus (Verkaufsprospekt) has been or will be published in respect of the Notes and each Underwriter will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended.

The Netherlands

   The Notes are being issued under the Euro-securities exemption pursuant to
Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

The Republic of France

   The Notes are being issued outside the Republic of France and each Underwriter has represented and agreed that, in connection with any distribution of the Notes, it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this Prospectus Supplement or any other offering material relating to the Notes.

Japan

   The Notes have not been and will not be registered under the Securities and Exchange Law of Japan and each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

Hong Kong

   Each Underwriter and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the Notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

                LUXEMBOURG LISTING AND OTHER GENERAL INFORMATION

   We have applied to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, we have deposited the Certificate of Incorporation and the By-laws of GE Financial Assurance and a legal notice relating to the issuance of the Notes prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where you may obtain copies of these documents upon request. So long as any of the Notes are outstanding, we will make available, at the office of Kredietbank S.A. Luxembourgeoise at 43, Boulevard Royal, L-2955 Luxembourg, copies of these documents, this Prospectus Supplement, the Prospectus, the Indenture and our current annual and quarterly reports, as well as all future annual reports and quarterly reports. Kredietbank S.A. Luxembourgeoise will act as intermediary between GE Financial Assurance and the holders of the Notes. In addition, you may obtain free copies of the annual reports and quarterly reports of GE Financial Assurance at 6604 West Broad Street, Richmond, Virginia 23230.

   The European Union is currently considering proposals for a new directive regarding the taxation of savings income of residents of member states of the European Union. It is proposed that, subject to some important conditions being met, member states of the European Union will be required to provide to the tax authorities of another member state information regarding payments of interest or other similar income paid by a person, including a paying agent, within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to those payments. In addition, these proposals are not yet final, and therefore may be subject to further amendment and/or clarification.

   Other than as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated in this Prospectus Supplement by reference listed below, there has been no material adverse change in the financial position of GE Financial Assurance since December 31, 2000:

  .  Annual Report on Form 10-K for the year ended December 31, 2000;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .  Report on Form 8-K dated June 8, 2001.

   Our Annual Report on Form 10-K for the year ended December 31, 2000 contains the Condensed Balance Sheets, Condensed Statements of Income and Condensed Statements of Cash Flows of GE Financial Assurance Holdings, Inc.

   Each subsidiary that accounted for at least 10% of our pro forma consolidated net assets or at least 10% of our pro forma consolidated net profits for the year ended December 31, 2000 is listed below, together with its field of activity.

  . First Colony Life Insurance Company--Life Insurance.

  . General Electric Capital Assurance Company--Life Insurance.

  . GE Life and Annuity Assurance Company--Life Insurance.

  . GE Edison Life Insurance Company--Life Insurance.

  . General Electric Mortgage Insurance Corporation--Mortgage Insurance.

   Other than as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated in this Prospectus Supplement by reference, neither GE Financial Assurance nor any of its subsidiaries is involved in, or aware of any pending or threatened, litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the Notes.

   GE Financial Assurance's board of directors adopted resolutions relating to the issuance and sale of the Notes on October 27, 1997 and August 23, 2000. In addition, the pricing committee established by the board of directors of GE Financial Assurance adopted resolutions relating to the issuance and sale of the Notes on June 19, 2001.

   The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The common code assigned to the Notes is 013165360. The International Security Identification Number (ISIN) allocated to the DTC Notes is US36159BAA61 and the ISIN allocated to the International Notes is XS0131653601. The CUSIP number assigned to the Notes is 36159BAA6.

   The independent certified public accountants of GE Financial Assurance are KPMG LLP.

                                    EXPERTS

   The consolidated financial statements and schedules of GE Financial Assurance Holdings, Inc. and subsidiaries and the combined financial statements of General Electric Capital Mortgage Insurance Companies as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG LLP dated January 22, 2001 contains an explanatory paragraph that states that GE Financial Assurance Holdings, Inc. and its subsidiaries changed their method of accounting for insurance-related assessment in 1999.

                                 LEGAL MATTERS

   Certain legal matters in connection with the Notes will be passed upon for GE Financial Assurance by Simpson Thacher & Bartlett, New York, New York and Leon Roday, General Counsel to GE Financial Assurance, and for the Underwriters by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                     GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                Debt Securities

   We may offer from time to time senior, unsecured debt securities ("Debt Securities"). These Debt Securities may bear a different title in the accompanying Prospectus Supplement. The term "Prospectus Supplement" as used includes any Pricing Supplement that accompanies any Prospectus Supplement.

   The Debt Securities will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth the following terms with regard to the Debt Securities:

  .  the title,

  .  the aggregate principal amount offered,

  . the currency, currencies or currency units in which payments on the Debt Securities are payable,

  . the rate or method of calculation, and the dates of payment of interest, if any,

  .  the date or dates from which such interest shall accrue,

  . the method of determining holders to whom any such interest shall be payable,

  .  the authorized denominations, if other than as provided herein,

  .  the maturity,

  .  the offering price or terms,

  . the terms of any sinking fund, purchase fund or mandatory redemption, and of any redemption or repayment at our option or your option,

  . the underwriter or underwriters or agent or agents, if any, for the Debt Securities, their compensation or the basis of determining the same and the net proceeds to us, and

  .  the exchanges, if any, on which the Debt Securities may be listed.

   The Debt Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by us.

   Investing in the Debt Securities involves risks. See "Risk Factors" beginning on page 4.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    DETERMINED   IF  THIS   PROSPECTUS   IS  TRUTHFUL   OR  COMPLETE.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 June 20, 2001

   Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Such transactions may include the purchase of Debt Securities following the pricing of the offering to cover a syndicate short position in the debt securities or for the purpose of maintaining the price of the Debt Securities.

   You should rely only on the information contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

   We are offering to sell the Debt Securities and seeking offers to buy the Debt Securities only in jurisdictions where offers and sales are permitted. The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has such Commissioner passed upon the accuracy or adequacy of this Prospectus.

   The information contained in this Prospectus and the accompanying Prospectus Supplement is accurate only as of the date of this Prospectus and the accompanying Prospectus Supplement regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Debt Securities.

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

                               ----------------

   We are not required to deliver annual reports to our security holders pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any stock exchange requirement. Copies of our annual, quarterly and periodic reports to the SEC on Forms 10-K, 10-Q and 8-K (containing financial information audited by independent accountants in the case of our annual report on Form 10-K) are required to be furnished to the trustee under the indenture pursuant to which the Debt Securities will be issued.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the Debt Securities being registered.

  . Annual Report on Form 10-K for the year ended December 31, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

  . Report on Form 8-K dated June 8, 2001.

   You may request a copy of these filings at no cost, by writing or calling us at the following address:

     Richard G. Fucci
     Vice President and Controller
     GE Financial Assurance Holdings, Inc.
     6604 West Broad Street
     Richmond, Virginia 23230
     Telephone No. (804) 281-6000

   In addition, if and so long as any series of Debt Securities is listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, you may obtain a copy of these filings at no cost at the office of Kredietbank S.A. Luxembourgeoise at 43, Boulevard Royal, L-2955 Luxembourg.

                                 RISK FACTORS

   You should consider carefully the following factors before purchasing any Debt Securities offered hereby.

Regulatory Restrictions on Declaration of Dividends by a Subsidiary

   Because our operations are conducted through subsidiaries, we are dependent upon dividends from our subsidiaries to service our debt and meet our other obligations. The payment of dividends and other payments to us by our subsidiaries may be subject to regulatory approval by various state insurance departments.

Subordination of the Notes to the Obligations of the Subsidiaries

   We are a non-operating holding company which conducts business through our subsidiaries. The Debt Securities will be effectively subordinated to the liabilities of our subsidiaries. In the event of the insolvency, liquidation or other reorganization of any of our insurance subsidiaries, our creditors and shareholders would have no right to proceed against any such subsidiary or to cause the liquidation or bankruptcy of any such subsidiary under federal or state bankruptcy laws. The insurance laws of the domiciliary state would govern such proceedings and the relevant insurance commissioner would act as liquidator or rehabilitator for the subsidiary. Creditors and policyholders of any such subsidiary would be entitled to payment in full from the assets of the subsidiary before we, as a shareholder, would be entitled to receive any distribution.

Legislative and Regulatory Proposals

   We are subject to comprehensive state regulation and supervision throughout the United States and Japan. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuation of investments permitted. State insurance regulators and the National Association of Insurance Commissioners ("NAIC") are continually re-examining existing laws and regulations.

   In addition to state regulation, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry, and thus our company. See "Potential Changes in Taxation."

Competition

   We and our subsidiaries operate in a highly competitive environment. While we believe we have assembled a unique collection of products and distribution channels, there are competitors that have also assembled a similar array of financial products and have similar strategic goals. We compete with other financial services companies, such as banks, thrift institutions, third party marketers, investment companies and brokerage firms which offer investment, insurance and other products similar to those offered by us. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers as a result of legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related business, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of potential competitors. Banks may also pose increasing competition for our annuity business because, as a result of recent decisions of the Supreme Court and a number of Federal District Courts, national banks are now permitted to sell annuity products of life insurance companies in certain circumstances.

Transactions Involving Issuance or Assumption of Debt

   The Indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of Debt Securities protection in the event General Electric Capital Corporation ("GE Capital"), as our sole shareholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Potential Changes in Taxation

   Tax considerations affect the marketability and competitiveness of many of our products. For example, among our principal products are deferred annuities, both fixed and variable. During the accumulation period of a deferred annuity, amounts credited by us accrue on a tax deferred basis to the policy owner. When the policy owner withdraws amounts from the annuity, proceeds are generally taxed as ordinary income. This differs from the tax treatment applicable to certain other investments, such as mutual funds, where holders are taxed at the time capital gains are realized by the fund but at preferential rates (as low as 20%). Congress has from time to time considered changes in the deferral provided by annuity and life insurance products or in the spread between the tax rates applicable to ordinary income and capital gain. If enacted, such legislative changes could affect the attractiveness of our principal products relative to competing products. In addition, other legislative or regulatory changes, such as changes in the estate tax, could affect our business if enacted.

Ratings

   Concerns regarding the financial stability of insurance companies have resulted in emphasis being placed upon insurance company ratings and have created some measure of competitive advantage for insurance carriers with higher ratings. There can be no assurance that the ratings for our subsidiaries will be maintained. Any downgrade in the ratings of our material subsidiaries could impact our ability to write new business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This Prospectus includes statements that are, or may be deemed to be, "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1985. These statements are based on our current expectations and are subject to uncertainty and changes in circumstances. Our actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. See "Risk Factors."

                                  THE COMPANY

   We, through our direct and indirect subsidiaries, are principally engaged in the life insurance, annuity, long-term care insurance, mutual fund, retirement investment plan, income protection package and property and casualty insurance business almost entirely in North America and Asia. All of our outstanding common stock is owned by General Electric Capital Corporation ("GE Capital"), an indirect wholly owned subsidiary of General Electric Company. Neither GE Capital nor General Electric Company will guarantee the Debt Securities. Our principal executive offices are located at 6604 West Broad Street, Richmond, Virginia 23230 (telephone (804) 281-6000).

Our Parent

   GE Capital operates in five operating segments: consumer services, equipment management, mid-market financing, specialized financing and specialty insurance. All of the outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company.

                                USE OF PROCEEDS

   Unless we state otherwise in any Prospectus Supplement, we intend to apply the net proceeds from the sale of any Debt Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                Three Months
                                Year Ended December 31,                            Ended
               --------------------------------------------------------          March 31,
               1996         1997         1998         1999         2000             2001
               ----         ----         ----         ----         ----         ------------
                                                                                (Unaudited)
               62.7         22.4         8.2          8.5          7.6              8.2

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

                         DESCRIPTION OF DEBT SECURITIES

General

   We will issue the Debt Securities in one or more series under an Indenture (the "Indenture"), with The Chase Manhattan Bank, as trustee, or any other trustee as may be designated under the Indenture (the "Trustee"). The Indenture does not limit the amount of Debt Securities or other unsecured, senior debt which may be issued under the Indenture or limit the amount of other debt, secured or unsecured, which may be issued by us. The Debt Securities will be our exclusive obligations. We are a non-operating holding company which conducts business through our subsidiaries and the Debt Securities will be effectively subordinated to the liabilities of our subsidiaries, including substantial claims for policy benefits under contracts of insurance. Since our subsidiaries are subject to regulatory control by various state insurance departments and other foreign insurance regulatory authorities, the ability of such subsidiaries to pay dividends or make loans or advances to us without prior regulatory approval is limited by applicable laws and regulations.

   The following description of the terms of the Debt Securities summarizes certain general terms that will apply to the Debt Securities. The description is not complete, and we refer you to the Indenture, a copy of which is an exhibit to the Registration Statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the Indenture that the paragraph summarizes. Capitalized items have the meanings assigned to them in the Indenture. The referenced sections of the Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

   Each time that we issue a new series of Debt Securities, the Prospectus Supplement relating to that new series will specify the terms of those Debt Securities, including:

  . Designation, amount and denominations;

  . Percentage of principal amount at which Debt Securities will be issued;

  . Payment currency;

  . Annual interest rate, interest accruing dates and interest payment dates;

  . Terms and conditions of exchanging or converting Debt Securities for other securities;

  . Redemption, repurchase or repayment terms; and

  . Exchanges, if any, on which the Debt Securities may be listed.

   The Debt Securities will be unsecured and will rank pari passu (equally and ratably) with all our other unsecured and unsubordinated indebtedness. The Indenture and the Debt Securities and the rights and duties of the parties thereunder will be governed by, and construed in accordance with, the laws of the State of New York.

   Some of the Debt Securities may be issued as discounted Debt Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement with respect to any such Debt Securities.

   The Indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of Debt Securities protection in the event GE Capital, our sole shareholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Global Debt Securities, Delivery and Form

   We may issue some or all of the Debt Securities in the form of one or more global securities (a "Global Security"). We will deposit each Global Security with a depositary (a "Depositary") or with a nominee for a Depositary identified in the applicable Prospectus Supplement. We will register each Global Security in the name of such Depositary or nominee. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred, except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

   The specific terms of the depositary arrangement with respect to any Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

Modification of the Indenture

   The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected outstanding, to

  .  add, change or eliminate any of the provisions of the Indenture; or

  . modify in any manner the rights of the holders of Debt Securities of each such series.

   However, without in each case the consent of the holder of each such Debt Security so affected, nothing in the above paragraph allows us to:

  . extend the fixed maturity of any Debt Securities or reduce the principal amount of any Debt Securities (including, in the case of a discounted Debt Security, the amount payable upon acceleration of the maturity thereof), reduce the redemption premium or reduce the rate or extend the time of payment of interest, if any, on any Debt Securities; or

  . reduce the aforesaid percentage of principal amount of such Debt Securities of any series, without in each case the consent of the holder of each such Debt Security so affected when such consent is required. (Section 10.02.)

   The Indenture also permits us and the Trustee, without the consent of the Debt Securities holders, to make the following changes to the Indenture, to

  . evidence that another corporation has succeeded us and assumed our obligations;

  . add covenants, restrictions or conditions for the protection of the holders of Debt Securities;

  .  provide for the issuance of Debt Securities in coupon form;

  .  establish the form or terms of Debt Securities of any series;

  . cure any ambiguity or correct any defect in the Indenture which does not adversely affect the interests of a holder; or

  . evidence the appointment of a successor trustee or more than one trustee. (Section 10.01)

Events of Default

   You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

   The term "Event of Default" for the Debt Securities means any of the following:

  . We do not pay the principal of or any premium on a Debt Security on its due date.

  . We do not pay interest on a Debt Security within 30 days of its due date.

  .  We do not make any sinking fund payment on its due date.

  . We remain in breach of any other covenant of the Indenture for 60 days after we receive a notice of default stating we are in breach in the performance of such covenant in respect of the Debt Securities of such series contained in the Indenture. The notice must be sent by either the Trustee or holders of 25% of the aggregate principal amount of the Debt Securities of the affected series.

  . We defaulted with respect to any other series of Debt Securities outstanding under any indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness has been accelerated and such acceleration has not been annulled within 10 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series. This situation can be remedied if we remedy the other default under such other series or such other indebtedness.

  . Certain events of bankruptcy, insolvency or reorganization occur. (Section 6.01.)

   The Indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of any default under the terms thereof. (Section 4.05.) No Event of Default with respect to a particular series of Debt Securities under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. The Indenture provides that the Trustee may withhold notice to you of any default (except in the payment of principal, premium, or interest, or in the making of any sinking fund installment or analogous obligation with respect to such series) if the Trustee considers it in your interest to do so. (Section 6.08.)

   The Indenture provides that during the continuance of an Event of Default with respect to any series of Debt Securities, either the Trustee or the holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion as may be described in the Prospectus Supplement, of all such Debt Securities to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Debt Securities then outstanding. The Indenture provides that past defaults with respect to a particular series of Debt Securities (except, unless theretofore cured, a default in payment of principal of, premium, or interest, or the payment of any sinking fund installment or analogous obligation or in respect of a covenant or provision which cannot be modified without the consent of the holder of each Debt Security affected) may be waived on your behalf by the holders of a majority in principal amount of such Debt Securities then outstanding. (Sections 6.01 and 6.07.)

   Except in the case of a default, where the Trustee has some special duties, the Trustee is not required to exercise any of its rights or powers under the Indenture at the request of any holders of Debt Securities of any series unless such holders offer to the Trustee reasonable indemnity. (Sections 7.01 and 7.02.) If reasonable indemnity is provided, the holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The Trustee may decline to follow any such direction if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07.)

Defeasance of Indenture

   The Indenture will permit us to terminate all of our obligations under the Indenture with respect to any series of Debt Securities, other than the obligation to pay interest on and the principal of those Debt Securities and certain other obligations, at any time by

  . depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the Debt Securities to their maturity, and

  . complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise. (Section 12.03)

   In addition, the Indenture will permit us to terminate all of our obligations under the Indenture with respect to any series of Debt Securities (including the obligation to pay interest on and the principal of the Debt Securities and certain other obligations), at any time by

  . depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the Debt Securities to their maturity, and

  . complying with certain other conditions, including delivery to the Trustee of a ruling received from the Internal Revenue Service to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise and an opinion of counsel to such effect and based upon a change in the applicable federal tax law since the date of the Indenture. (Section 12.02)

Concerning the Trustee

   The Chase Manhattan Bank acts as trustee under several indentures with our affiliates and other subsidiaries of General Electric Company.

   Any other material relationships between, on the one hand, us, General Electric Company or other affiliates of General Electric Company and, on the other hand, the Trustee relating to any of the Debt Securities are described in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

   We may sell any issue of the Debt Securities in any one or more of the following ways:

  .  through one or more underwriters or dealers;

  .  directly to one or more purchasers; or

  .  through one or more agents.

   Any underwriter or agent involved in the offer and sale of any series of the Debt Securities will be named in the Prospectus Supplement. We will execute an underwriting agreement (the "Underwriting Agreement") with any such underwriters and the terms of the transaction will be set forth in the Prospectus Supplement. Such Prospectus Supplement will also state any discounts and commissions to be allowed or paid to the underwriters, and all other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to dealers. If underwriters or dealers are used in the sale, the Debt Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriter or dealer at the time of sale. The relevant Underwriting Agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and we will agree, under the Underwriting Agreement, to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   Unless otherwise indicated in the Prospectus Supplement, an agent will be acting on a best efforts basis for the period of its appointment. Agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Except as may be otherwise specified in the Prospectus Supplement, certain legal matters in connection with the Debt Securities will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, and for the underwriters, agents or dealers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements and schedules of GE Financial Assurance Holdings, Inc. and subsidiaries and the combined financial statements of General Electric Capital Mortgage Insurance Companies as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG LLP dated January 22, 2001 contains an explanatory paragraph that states that GE Financial Assurance Holdings, Inc. and its subsidiaries changed their method of accounting for insurance-related assessments in 1999.

                        Registered Office of the Issuer

                     GE Financial Assurance Holdings, Inc.
                             6604 West Broad Street
                            Richmond, Virginia 23230

                             Auditors of the Issuer

                                    KPMG LLP
                             1021 East Cary Street
                                   Suite 1900
                            Richmond, Virginia 23219

                      Trustee, Paying Agent and Registrar

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001

                                 Legal Advisers

              To the Issuer               To the Issuer as to United States law
            Leon Roday, Esq.                    and United States tax law
         6604 West Broad Street                Simpson Thacher & Bartlett
        Richmond, Virginia 23230                  425 Lexington Avenue
                                                New York, New York 10017

                   To the Underwriters as to United States law
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017

        Luxembourg Listing Agent          Luxembourg Paying and Transfer Agent


   Kredietbank S.A., Luxembourgeoise              Chase Manhattan Bank
          43, Boulevard Royal                       Luxembourg S.A.
           L-2955 Luxembourg                         5, Rue Plaetis
       Grand Duchy of Luxembourg                   L-2338 Luxembourg
                                               Grand Duchy of Luxembourg

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              (Yen)60,000,000,000

                     GE Financial Assurance Holdings, Inc.

                              1.6% Notes due 2011


                               ----------------

                             Prospectus Supplement
                                 June 20, 2001
                          (Including Prospectus dated
                                 June 20, 2001)

                               ----------------

                           Morgan Stanley Dean Witter

                         NikkoSalomonSmithBarney Europe

                            Nomura International plc

                       Tokyo-Mitsubishi International plc

                                  UBS Warburg

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------